As filed with the Securities and Exchange Commission on June 11, 2008
Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form S-1

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

CAPITALSOUTH BANCORP
(Exact Name of Registrant as Specified in Its Charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	6022 (Primary Standard Industrial Classification Number)	63-1026645 (IRS Employer Identification Number)

2340 Woodcrest Place
Birmingham, Alabama 35209
(205) 870-1939

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

W. Dan Puckett
Chairman and Chief Executive Officer
CapitalSouth Bancorp
2340 Woodcrest Place
Birmingham, Alabama 35209
(205) 870-1939

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies of Communications to:

J. Paul Compton, Jr., Esq. Laura P. Washburn, Esq. Bradley Arant Rose & White LLP One Federal Place 1819 Fifth Avenue North Birmingham, Alabama 35203 (205) 521-8000	Randolph A. Moore III, Esq. Alison N. LaBruyere, Esq. Alston & Bird LLP 1201 W. Peachtree Street Atlanta, Georgia 30309 (404) 881-7794

Approximate date of commencement of proposed sale to the public:  As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box:  ☑

If this Form is filed to register additional shares for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☑

CALCULATION OF REGISTRATION FEE

Title of each Class of	Amount to be	Proposed Maximum Offering	Proposed Maximum Aggregate	Amount of
Securities to be Registered	Registered	Price Per Share	Offering Price	Registration Fee
Common Stock, par value $1.00 per share	[shares]	(1)	$25,000,000(1)	$982.50(1)
Rights to Purchase Shares of Common Stock	[rights]	(2)	(2)	(2)

(1)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457 under the Securities Act of 1933, as amended.

(2)	Pursuant to Rule 457(g), no separate registration fee is required for the rights.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JUNE 11, 2008

PRELIMINARY PROSPECTUS

Up to [          ] Shares of Common Stock
Issuable upon the Exercise of Subscription Rights at $[offering price] per share

We are distributing, at no charge to our stockholders, non-transferable subscription rights to purchase up to an aggregate of [          ] shares of our common stock, par value $1.00 per share. Subscription rights will be distributed to persons who owned shares of our common stock as of 5:00 p.m., Eastern Time, on [record date], the record date of the rights offering.

Each subscription right will entitle you to purchase [subscription ratio] shares of our common stock at the subscription price of $[offering price] per share, which we refer to as the basic subscription right. If you fully exercise your basic subscription right and other stockholders do not fully exercise their basic subscription rights, you will be entitled to exercise an over-subscription privilege, subject to certain limitations and subject to allotment, to purchase a portion of the unsubscribed shares of our common stock at the same subscription price of $[offering price] per share. To the extent you properly exercise your over-subscription privilege for an amount of shares that exceeds the number of the unsubscribed shares available to you, any excess subscription payments received by the subscription agent will be returned to you, without interest, as soon as practicable following the expiration of the rights offering. Funds we receive from subscribers in the rights offering will be held in escrow by the subscription agent until the rights offering is completed or canceled.

The subscription rights will expire if they are not exercised by 5:00 p.m., Eastern Time, on [expiration date] unless we extend the rights offering period. We may cancel the rights offering at any time prior to the expiration of the rights offering for any reason. In the event the rights offering is canceled, all subscription payments received by the subscription agent will be returned, without interest or deduction, as soon as practicable.

In connection with the rights offering, we have entered into standby purchase agreements with certain institutional investors and high net worth individuals, or standby purchasers, who have severally agreed to acquire from us, at the same subscription price of $[offering price] per share, a total of [          ] shares of common stock that are offered but not subscribed for by our stockholders in the rights offering. Therefore, unless we terminate the rights offering, all of the shares of common stock that we are offering in the rights offering will be purchased regardless of whether any shares of common stock are subscribed for by our stockholders pursuant to the exercise of subscription rights. The number of shares available for sale to standby purchasers will depend on the number of shares subscribed for by our stockholders in the rights offering. In exchange for the commitments of the standby purchasers, we have agreed to sell to them no less than [standby minimum] shares of common stock, referred to as the minimum guarantee amount, at the subscription price. Therefore, in no event will we issue less than the minimum guarantee amount to the standby purchasers and the maximum aggregate number of shares we will issue to stockholders and the standby purchasers is [total maximum].

You should carefully consider whether to exercise your subscription rights prior to the expiration of the rights offering. All exercises of subscription rights are irrevocable. Our board of directors is making no recommendation regarding your exercise of the subscription rights. The subscription rights may not be sold, transferred or assigned and will not be listed for trading on The Nasdaq Global Market or any other stock exchange or market.

Our common stock is traded on The Nasdaq Global Market under the ticker symbol “CAPB.” The last reported sales price of our shares of common stock on [     ], 2008 was $[     ] per share. The shares of common stock issued in the rights offering will also be listed on The Nasdaq Global Market under the same ticker symbol.

Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful, accurate or complete. Any representation to the contrary is a criminal offense.

These securities are not savings accounts, deposits or other obligations of any bank and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.

OFFERING SUMMARY

Placement
	Price to	Discounts and	Proceeds to
	Public	Commissions(1)	Company(2)

Minimum:(3)
Price Per Share	$	$	$
Total	$	$	$
Maximum:(4)
Price Per Share	$	$	$
Total	$	$	$

(1)	We have engaged Keefe, Bruyette & Woods, Inc. as our financial advisor in connection with the rights offering and the offering to standby purchasers. Keefe, Bruyette & Woods, Inc. is not obligated to purchase any of the shares of common stock that are being offered for sale. Please see “Plan of Distribution — Financial Advisor” for a discussion of Keefe, Bruyette & Woods, Inc.’s compensation for the rights offering and the offering to standby purchasers.

(2)	Before deducting expenses payable by us, estimated at $[ ].

(3)	The total minimum price to the public, placement discounts and commissions and total minimum proceeds to us assume the purchase of [standby maximum] shares by the standby purchasers.

(4)	The total maximum price to the public, placement discounts and commissions and total maximum proceeds to us assume the purchase of [total maximum] shares by our current stockholders and standby purchasers.

This investment involves a degree of risk, including the possible loss of principal. See “Risk Factors” on page 12 of this prospectus, the section entitled “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2007, our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2008, and all other documents incorporated by reference in this prospectus in their entirety to read about important factors you should consider before exercising your subscription rights.
Keefe, Bruyette & Woods

The date of this prospectus is [Prospectus Date].

Huntsville
Atlanta
Birmingham
Montgomery
Mobile
Tallahassee
Jacksonville
Orlando
Tampa
Miami
85
20
65
16
75
95
10
4
CAPB Headquarters
CAPB Branch

You should rely only on the information contained or incorporated by reference in this prospectus. We have not, and our agent, Keefe, Bruyette & Woods, Inc., has not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus regardless of the time of delivery of this prospectus or the time of any exercise of the subscription rights. Our business, financial condition, results of operations and prospects may have changed since the date of this prospectus.

In this prospectus, we rely on and refer to information and statistics regarding the banking industry and the banking markets in Alabama and Jacksonville, Florida. We obtained this market data from independent publications or other publicly available information. Although we believe these sources are reliable, we have not independently verified and do not guarantee the accuracy and completeness of this information.

No action is being taken in any jurisdiction outside the United States to permit a public offering of the common stock or possession or distribution of this prospectus in that jurisdiction. Persons who come into possession of this prospectus in jurisdictions outside the United States are required to inform themselves about and to observe any restrictions as to this offering and the distribution of this prospectus applicable to those jurisdictions.

Unless the context indicates otherwise, all references in this prospectus to “CapitalSouth,” “we,” “us” and “our” refer to CapitalSouth Bancorp and our wholly owned subsidiaries, including CapitalSouth Bank, except that in the discussion of our subscription rights and capital stock and related matters, these terms refer solely to CapitalSouth Bancorp and not to any of our subsidiaries.

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QUESTIONS AND ANSWERS RELATING TO THE RIGHTS OFFERING

The following are examples of what we anticipate will be common questions about the rights offering. The answers are based on selected information included elsewhere in this prospectus. The following questions and answers do not contain all of the information that may be important to you and may not address all of the questions that you may have about the rights offering. This prospectus contains more detailed descriptions of the terms and conditions of the rights offering and provides additional information about us and our business, including potential risks related to the rights offering, the common stock of the Company, and our business.

What is the rights offering?

We are distributing, at no charge, to holders of our shares of common stock, non-transferable subscription rights to purchase shares of our common stock. You will receive one subscription right for each share of common stock you owned as of 5:00 p.m., Eastern Time, on [record date], the record date. Each subscription right entitles the holder to a basic subscription right and an over-subscription privilege, which are described below. The shares to be issued in the rights offering, like our existing shares of common stock, will be traded on The Nasdaq Global Market under the ticker symbol “CAPB.”

What is the basic subscription right?

The basic subscription right gives our stockholders the opportunity to purchase [subscription ratio] shares of our common stock at a subscription price of $[offering price] per share. We have granted to you, as a stockholder of record on the record date, one subscription right for each share of our common stock you owned at that time. Fractional shares of our common stock resulting from the exercise of the basic subscription right will be eliminated by rounding down to the nearest whole share, with the total subscription payment being adjusted accordingly. For example, if you owned 100 shares of our common stock on the record date, you would have received 100 subscription rights and would have the right to purchase [          ] shares of common stock (rounded down to [          ] shares) for $[offering price] per share. You may exercise all or a portion of your basic subscription right, or you may choose not to exercise any subscription rights at all. However, if you exercise less than your full basic subscription right, you will not be entitled to purchase shares under your over-subscription privilege.

If you hold a CapitalSouth Bancorp stock certificate, the number of shares you may purchase pursuant to your basic subscription right is indicated on the enclosed rights certificate. If you hold your shares in the name of a custodian bank, broker, dealer or other nominee, you will not receive a rights certificate. Instead, the Depository Trust Company (DTC) will issue one subscription right to your nominee record holder for each share of our common stock that you own at the record date. If you are not contacted by your nominee, you should contact your nominee as soon as possible.

What is the over-subscription privilege?

In the event that you purchase all of the shares of our common stock available to you pursuant to your basic subscription right, you may also choose to purchase a portion of any shares of our common stock that are not purchased by our other stockholders through the exercise of their basic subscription rights. You should indicate on your rights certificate, or the form provided by your nominee if your shares are held in the name of a nominee, how many additional shares you would like to purchase pursuant to your over-subscription privilege. Limitations on the amount of common stock that may be subscribed for pursuant to your over-subscription privilege are described below under the heading “Are there any limits on the number of shares I may purchase in the rights offering or own as a result of the rights offering?”

If sufficient shares of common stock are available, we will seek to honor your over-subscription request in full. If, however, over-subscription requests exceed the number of shares of common stock available, we will allocate the available shares of common stock among stockholders who over-subscribed by multiplying the number of shares requested by each stockholder through the exercise of their over-subscription privileges by a fraction that equals (x) the number of shares available to be issued through over-subscription privileges divided by (y) the total number of shares requested by all subscribers through the exercise of their over-subscription privileges. As described above for the basic subscription right, we will not issue fractional shares through the exercise of over-subscription privileges.

In order to properly exercise your over-subscription privilege, you must deliver the subscription payment related to your over-subscription privilege at the same time you deliver payment related to your basic subscription right. Because we will not know the total number of unsubscribed shares prior to the expiration of the rights offering, if you wish to maximize the number of shares you purchase pursuant to your over-subscription privilege, you will need to deliver payment in an amount equal to the aggregate subscription price for the maximum number of shares of our common stock that may be available to you. For that calculation, you must assume that no other stockholder, other than you and the standby purchasers who have agreed to exercise their basic subscription rights for [          ] shares, will subscribe for any shares of our common stock pursuant to their basic subscription right. See “The Rights Offering — The Subscription Rights — Over-Subscription Privilege.”

What is the offering to the standby purchasers?

In connection with the rights offering, we have entered into standby purchase agreements with institutional investors and other high net worth investors, who we refer to collectively as the “standby purchasers.” The standby purchasers have agreed to acquire from us, at the subscription price of $[offering price] per share, a total of [standby maximum] shares of common stock offered to, but not subscribed for by, other stockholders in the rights offering. Therefore, unless we terminate the rights offering, all of the shares of common stock that we are offering in the rights offering (including any over-subscription privileges) will be purchased regardless of whether any shares of common stock are subscribed for pursuant to the exercise of subscription rights. The number of shares available for sale to standby purchasers will depend on the number of shares subscribed for by our other stockholders pursuant to their basic subscription rights and over-subscription privileges in the rights offering. In exchange for the commitment of the standby purchasers, we have agreed to sell to them no less than [standby minimum] shares of common stock in the aggregate, referred to as the minimum guarantee amount, at the subscription price. If there are not sufficient shares of common stock available in the rights offering to satisfy the minimum guarantee amount, we will sell to the standby purchasers additional shares of common stock necessary to meet this minimum guarantee amount upon the closing of the rights offering. As a result, upon completion of the offering, we expect to sell a minimum of [standby maximum] shares of our common stock and a maximum of [total maximum] shares of our common stock, depending upon the number of shares subscribed for by other stockholders pursuant to their basic subscription rights and over-subscription privileges. In no event will we issue fewer than the minimum guarantee amount to standby purchasers. See “The Rights Offering — Standby Commitments” and “Plan of Distribution.”

Why are we conducting the stock offerings?

In this prospectus, we refer to the rights offering and the offering to standby purchasers collectively as the “stock offerings.” We are conducting the stock offerings to raise equity capital to improve CapitalSouth Bancorp’s capital position, to inject additional capital into CapitalSouth Bank and to retain the remainder of any proceeds at CapitalSouth Bancorp for general corporate purposes, including possible future acquisition opportunities. Our board of directors has chosen to raise capital through a rights offering to give our stockholders the opportunity to limit ownership dilution from a capital raise by allowing our current stockholders to purchase additional shares of our common stock. Our board of directors has chosen to raise additional capital through the sale of shares to standby purchasers to improve the likelihood of success of our capital-raising efforts. There can be no assurance of the amount of dilution that a stockholder will experience or that the stock offerings will be successful.

Are the standby purchasers receiving any compensation for the standby commitments?

No. The standby purchasers are not receiving compensation for their standby commitments. In exchange for the commitments of the standby purchasers, however, we have agreed to sell to them in the aggregate a minimum of [standby minimum] shares of common stock at the subscription price of $[offering price] per share.

What agreements do we have with the standby purchasers?

Each of the standby purchasers executed a non-disclosure agreement and accordingly gained access to certain nonpublic information about us and participated in discussions with our management. In addition, the standby purchasers performed a due diligence review of CapitalSouth Bancorp and subsequently negotiated and executed standby purchase agreements. A form of the standby purchase agreements has been filed as an exhibit to the registration statement of which this prospectus is a part. See “Incorporation by Reference.”

How many shares will the standby purchasers own after the stock offerings?

After the stock offerings, the standby purchasers will own between [standby minimum] shares of our common stock ([  ]% of our outstanding shares) and [standby maximum] shares of our common stock ([  ]% of our outstanding shares), depending on how many shares of common stock we sell in the stock offerings.

How was the $[offering price] per share subscription price determined?

We established a pricing committee, comprised of independent members of our board of directors, who are not acting as standby purchasers. In determining the subscription price, the pricing committee considered a number of factors, including: the price at which our stockholders might be willing to participate in the rights offering, historical and current trading prices for our common stock, the need for liquidity and capital, potential market conditions, negotiations with standby purchasers, and the desire to provide an opportunity to our stockholders to participate in the rights offering on a pro rata basis. In conjunction with its review of these factors, the pricing committee also reviewed our history and prospects, including our past and present earnings, our prospects for future earnings, our current financial condition and regulatory status. We did not seek or obtain an opinion of financial advisors in establishing the subscription price. The subscription price is not necessarily related to our book value, net worth or any other established criteria of value and may or may not be considered the fair value of our common stock to be offered in the rights offering. You should not assume or expect that, after the stock offerings, our shares of common stock will trade at or above the $[offering price] purchase price.

Am I required to exercise all of the subscription rights I receive in the rights offering?

No. You may exercise any number of your subscription rights, or you may choose not to exercise any subscription rights. If you do not exercise any subscription rights, the number of shares of our common stock you own will not change. However, if you choose not to exercise your subscription rights, your ownership interest in CapitalSouth Bancorp will be diluted as a result of the stock offerings, and if you fully exercise your subscription rights, but do not exercise a certain level of your over-subscription privilege, you may experience dilution as a result of the sale of up to [standby minimum] shares to standby purchasers pursuant to the terms of the standby purchase agreements. In addition, if you do not exercise your basic subscription right in full, you will not be entitled to participate in the over-subscription privilege. See “Risk Factors — If you do not exercise your subscription rights, your percentage ownership in CapitalSouth Bancorp will be diluted.”

How soon must I act to exercise my subscription rights?

If you received a rights certificate and elect to exercise any or all of your subscription rights, the subscription agent must receive your completed and signed rights certificate and payments prior to the expiration of the rights offering, which is [expiration date], at 5:00 p.m., Eastern Time. If you hold your shares in the name of a custodian bank, broker, dealer or other nominee, your nominee may establish a deadline prior to 5:00 p.m. Eastern Time, on [expiration date] by which you must provide it with your instructions to exercise your subscription rights. Although our board of directors may, in its discretion, extend the expiration of the rights offering, we currently do not intend to do so. Our board of directors may cancel the rights offering at any time. In the event that the rights offering is canceled, all subscription payments received will be returned, without interest or deduction, as soon as practicable.

Although we will make reasonable attempts to provide this prospectus to holders of subscription rights, the rights offering and all subscription rights will expire at 5:00 p.m., Eastern Time on [expiration date], whether or not we have been able to locate each person entitled to subscription rights.

May I transfer my subscription rights?

No. You may not sell, transfer or assign your subscription rights to anyone. Subscription rights will not be listed for trading on The Nasdaq Global Market or any other stock exchange or market. Rights certificates may only be completed by the stockholder who receives the certificate.

Are we requiring a minimum subscription to complete the rights offering?

No. There is no individual minimum purchase requirement in the rights offering and we are not requiring a minimum subscription to complete the rights offering.

Can the board of directors cancel, amend or extend the rights offering?

Yes. Our board of directors may decide to cancel or terminate the rights offering at any time before the expiration of the rights offering and for any reason. If our board of directors cancels or terminates the rights offering, any money received from subscribing stockholders will be returned, without interest or deduction, as soon as practicable. We also reserve the right to amend or modify the terms of the rights offering.

Has our board of directors made a recommendation to our stockholders regarding the rights offering?

No. Our board of directors is making no recommendation regarding your exercise of the subscription rights. Stockholders who exercise subscription rights risk investment loss on new money invested. We cannot predict the price at which our shares of common stock will trade; therefore, we cannot assure you that the market price for our common stock will be above the subscription price or that anyone purchasing shares at the subscription price will be able to sell those shares in the future at the same price or a higher price. You are urged to make your decision based on your own assessment of our business and financial condition, our prospects for the future, the terms of the rights offering and the information contained in, or incorporated by reference into, this prospectus. See “Risk Factors” for a discussion of some of the risks involved in investing in our common stock.

Will our directors participate in the rights offering?

We expect our directors, together with their affiliates, will subscribe for, in the aggregate, [          ] shares of common stock in the rights offering. The purchase price paid by them will be $[offering price] per share, the same paid by all other persons who purchase shares of our common stock in the stock offerings. Following the stock offerings, our directors, together with their associates, are expected to own approximately [          ] shares of common stock, [     ]% of our total outstanding shares of common stock, if we sell [standby maximum] shares of stock in the stock offerings, including shares of our common stock they currently own.

Are there any limits on the number of shares I may purchase in the rights offering or own as a result of the rights offering?

Yes. A person or entity, together with certain related persons or entities, may not exercise subscription rights (including over-subscription privileges) to purchase shares of our common stock that, when aggregated with their existing ownership, would result in such person or entity, together with any related persons or entities, owning in excess of [     ]% of our issued and outstanding shares of common stock following the closing of the transactions contemplated by this rights offering and the standby purchase agreements. See “The Rights Offering — Limit on How Many Shares of Common Stock You May Purchase in the Rights Offering.”

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In addition, we will not issue shares of our common stock pursuant to the exercise of basic subscription rights or over-subscription privileges, or to any stockholder or standby purchaser who, in our sole opinion, could be required to obtain prior clearance or approval from or submit a notice to any state or federal bank regulatory authority to acquire, own or control such shares if, as of the [expiration date], such clearance or approval has not been obtained or any applicable waiting period has not expired. If we elect not to issue shares in such a case, the unissued shares will become available to satisfy over-subscriptions by other stockholders pursuant to their subscription rights and will thereafter be available to standby purchasers.

How do I exercise my subscription rights if I own shares in certificate form?

If you hold a CapitalSouth Bancorp stock certificate and you wish to participate in the rights offering, you must take the following steps:

•	deliver payment to the subscription agent before 5:00 p.m., Eastern Time, on [expiration date]; and

•	deliver a properly completed and signed rights certificate to the subscription agent.

In certain cases, you may be required to provide additional documentation or signature guarantees.

Please follow the delivery instructions on the rights certificate. Do not deliver documents to CapitalSouth Bancorp. You are solely responsible for completing delivery to the subscription agent of your subscription documents, rights certificate and payment. We urge you to allow sufficient time for delivery of your subscription materials to the subscription agent so that they are received by the subscription agent by 5:00 p.m., Eastern Time, on [expiration date].

If you send a payment that is insufficient to purchase the number of shares you requested, or if the number of shares you requested is not specified in the forms, the payment received will be applied to exercise your subscription rights to the fullest extent possible based on the amount of the payment received, subject to the availability of shares under the over-subscription privilege and the elimination of fractional shares. Any excess subscription payments received by the subscription agent will be returned, without interest, as soon as practicable following the expiration of the rights offering.

What form of payment is required to purchase the shares of our common stock?

As described in the rights certificate, payments submitted to the subscription agent must be made in full United States currency by:

•	certified check to Registrar and Transfer Company, drawn upon a United States bank;

•	postal, telegraphic or express money order payable to Registrar and Transfer Company; or

•	wire transfer of immediately available funds to accounts maintained by Registrar and Transfer Company.

You may not remit personal checks of any type.

What should I do if I want to participate in the rights offering, but my shares are held in the name of a custodian bank, broker, dealer or other nominee?

If you hold your shares of common stock through a custodian bank, broker, dealer or other nominee, then your nominee is the record holder of the shares you own. If you are not contacted by your nominee, you should contact your nominee as soon as possible. Your nominee must exercise the subscription rights on your behalf for the shares of common stock you wish to purchase. You will not receive a rights certificate. Please follow the instructions of your nominee. Your nominee may establish a deadline that may be before the expiration date that we have established for the rights offering.

When will I receive my new shares?

If you purchase stock in the rights offering by submitting a rights certificate and payment, we will mail you a stock certificate representing your new shares as soon as practicable after the expiration of the rights offering. If your shares are held by your nominee, and you participate in the rights offering, you will not receive a stock certificate for your new shares. Your nominee will be credited with the shares of common stock you purchase in the rights offering as soon as practicable after the expiration of the rights offering.

After I send in my payment and rights certificate, may I cancel my exercise of subscription rights?

No. All exercises of subscription rights are irrevocable unless the rights offering is terminated, even if you later learn information that you consider to be unfavorable to the exercise of your subscription rights. You should not exercise your subscription rights unless you are certain that you wish to purchase shares of our common stock in the rights offering.

Are there any conditions to completing the rights offering?

No, there are no conditions to completion of the rights offering.

What effects will the stock offerings have on our outstanding common stock?

As of [record date], we had [          ] shares of our common stock issued and outstanding. The number of shares of our common stock that we will issue in this rights offering through the exercise of subscription rights and pursuant to the transactions contemplated by the standby purchase agreements will depend on the number of shares that are subscribed for in the rights offering. We anticipate that we will have a minimum of approximately [          ] shares of common stock and a maximum of [          ] shares of common stock outstanding after consummation of the stock offerings.

The issuance of shares of our common stock in the stock offerings will dilute, and thereby reduce, your proportionate ownership in our shares of common stock unless you fully exercise your basic subscription right and a certain level of your over-subscription privilege. In addition, the issuance of shares of our common stock at the subscription price, which is less than the market price on [     ], 2008, will likely reduce the market price per share of shares held by you if you do not purchase the shares in the rights offering.

How much will CapitalSouth Bancorp receive from the stock offerings?

If all of the subscription rights (including all over-subscription privileges) are exercised in full by our stockholders, we expect the gross proceeds from the rights offering and the transactions contemplated by the standby purchase agreements to be approximately $[     ] million. We are offering shares in the rights offering to stockholders with no individual minimum purchase requirement and, as a result, there can be no assurance that we will sell all or any of the shares being offered to existing stockholders other than those standby purchasers that are current stockholders. The standby purchasers, however, have agreed to acquire from us a total of [standby maximum] shares of common stock offered but not subscribed for by stockholders in the rights offering. Therefore, subject to any termination of the rights offering by us, all of the shares of common stock that are being offered in the rights offering (including any over-subscription privileges) will be purchased regardless of whether any shares of common stock are subscribed for by other stockholders pursuant to the exercise of subscription rights. The number of shares available for sale to standby purchasers will depend on the number of shares subscribed for by our other stockholders pursuant to their basic subscription rights and over-subscription privileges in the rights offering. In exchange for the commitment of the standby purchasers, we have agreed to sell to them no less than [standby minimum] shares of common stock, referred to as the “minimum guarantee amount,” at the subscription price. If there are not sufficient shares of common stock available in the rights offering to satisfy the minimum guarantee amount, we will sell the standby purchasers additional shares of common stock necessary to meet this minimum guarantee amount upon the closing of the rights offering. As a result, upon completion of the stock offerings, we expect to sell a minimum of $[     ], or [standby maximum] shares of our common stock, and a maximum of $[     ], or [total maximum] shares of

our common stock, depending on the number of shares subscribed for by other stockholders pursuant to their basic subscription rights and over-subscription privileges.

Are there risks in exercising my subscription rights?

Yes. The exercise of your subscription rights involves risks. Exercising your subscription rights involves the purchase of additional shares of our common stock and should be considered as carefully as you would consider any other equity investment. Among other things, you should carefully consider the risks described under the heading “Risk Factors” and in the documents incorporated by reference in this prospectus.

If the rights offering is not completed, will my subscription payment be refunded to me?

Yes. The subscription agent will hold all funds it receives in a segregated bank account until completion of the rights offering. If the rights offering is not completed, all subscription payments received by the subscription agent will be returned, without interest or deduction, as soon as practicable. If your shares are held in the name of a custodian bank, broker, dealer or other nominee, it may take longer for you to receive your subscription payment because the subscription agent will return payments through the record holder of your shares.

What fees or charges apply if I purchase shares of common stock in the rights offering?

We are not charging any fee or sales commission to issue subscription rights to you or to issue shares to you if you exercise your subscription rights. If you exercise your subscription rights through a custodian bank, broker, dealer or other nominee, you are responsible for paying any fees your nominee may charge you.

What are the U.S. federal income tax consequences of exercising rights?

A holder should not recognize income or loss for United States federal income tax purposes in connection with the receipt or exercise of subscription rights in the rights offering. You should consult your tax advisor as to the particular consequences to you of the rights offering. For a detailed discussion, see “Material U.S. Federal Income Tax Consequences.”

What is the role of Keefe, Bruyette & Woods, Inc. in the stock offerings?

We have entered into an agreement with Keefe, Bruyette & Woods, Inc., pursuant to which Keefe, Bruyette & Woods, Inc. is acting as our financial advisor and information agent in connection with the stock offerings and will use its best efforts to assist us in soliciting the exercise of subscription rights for the purchase of shares of our common stock. Keefe, Bruyette & Woods, Inc. is not obligated to purchase any shares of common stock in the stock offerings. We have agreed to pay certain fees to, and expenses of, Keefe, Bruyette & Woods, Inc.

Who should I contact if I have other questions?

If you have other questions regarding CapitalSouth Bancorp, CapitalSouth Bank or the stock offerings, please contact our information agent, Keefe, Bruyette & Woods, Inc., at [          ] (toll free), Monday through Friday (except bank holidays), between [     ] a.m. and [     ] p.m., Eastern Time.

If you have any questions regarding completing a rights certificate or submitting payment in the rights offering, please contact our subscription agent for the rights offering, Registrar and Transfer Company, at (800) 368-5948 (toll free), Monday through Friday (except bank holidays), between 10:00 a.m. and 4:00 p.m., Eastern Time. You may also contact Registrar and Transfer Company with questions by electronic mail at info@rtco.com.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Some of our statements contained in, or incorporated by reference into, this prospectus are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements relate to future events or our future financial performance and include statements about the competitiveness of the banking industry, potential regulatory obligations, our entrance and expansion into other markets, our other business strategies and other statements that are not historical facts. Forward-looking statements are not guarantees of performance or results. When we use words like “may,” “plan,” “contemplate,” “anticipate,” “believe,” “intend,” “continue,” “expect,” “project,” “predict,” “estimate,” “could,” “should,” “would,” “will,” and similar expressions, you should consider them as identifying forward-looking statements, although we may use other phrasing. These forward-looking statements involve risks and uncertainties and are based on our beliefs and assumptions, and on the information available to us at the time that these disclosures were prepared. These forward-looking statements involve risks and uncertainties and may not be realized due to a variety of factors, including, but not limited to, the following:

•	the unfavorable effects of future economic conditions, including inflation, recession or a decrease in residential housing values;

•	changes in governmental monetary and fiscal policies, as well as legislative and regulatory changes;

•	the risks of changes in interest rates on the level and composition of deposits, loan demand and the values of loan collateral, securities and interest sensitive assets and liabilities;

•	the risks associated with the identification of weaknesses in our operations by bank regulatory authorities as part of an examination of the Bank, including the risk of enforcement actions;

•	the effects of terrorism and efforts to combat it;

•	our ability to effectively manage market risk, credit risk and operational risk;

•	the effects of competition from other commercial banks, thrifts, mortgage banking firms, consumer finance companies, credit unions, securities brokerage firms, insurance companies, money market and other mutual funds and other financial institutions operating in our market area and elsewhere, including institutions operating regionally, nationally and internationally, together with competitors offering banking products and services by mail, telephone and the Internet;

•	the effect of any mergers, acquisitions or other transactions to which we or our subsidiaries may from time to time be a party, including our ability to successfully integrate any businesses that we acquire;

•	the failure of assumptions underlying the establishment of our allowance for loan losses, that may prove to be materially incorrect or may not be borne out by subsequent events; and

•	the risks described in this prospectus and our most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q.

All written or oral forward-looking statements attributable to us are expressly qualified in their entirety by this Cautionary Note. Our actual results may differ significantly from those we discuss in these forward-looking statements. For other factors, risks and uncertainties that could cause our actual results to differ materially from estimates and projections contained in these forward-looking statements, please read the “Risk Factors” section of this prospectus. Any forward-looking statement speaks only as of the date which such statement was made, and, except as required by law, we expressly disclaim any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of unanticipated events.

SUMMARY

The following summary contains basic information about us and the rights offering. Because it is a summary, it may not contain all of the information that is important to you. Before making a decision to invest in shares of our common stock, you should read this prospectus carefully, including the sections entitled “The Rights Offering” and “Risk Factors,” and the information incorporated by reference in this prospectus, including our audited consolidated financial statements and the accompanying notes included in our Annual Report on Form 10-K for the year ended December 31, 2007, and our unaudited consolidated financial statements in our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2008.

CapitalSouth Bancorp

We are a bank holding company headquartered in Birmingham, Alabama. Through our wholly owned bank subsidiary, CapitalSouth Bank, we currently operate 12 full service banking offices located in the metropolitan areas of Birmingham, Huntsville and Montgomery, Alabama, and Jacksonville, Florida. Through Mortgage Lion, Inc., a Georgia corporation and wholly owned subsidiary of CapitalSouth Bank (MLI), we operate a wholesale mortgage origination office in Fitzgerald, Georgia. The map located on the inside front cover of this prospectus provides further detail on our office locations.

Our business is focused upon serving the needs of small- to medium-sized business borrowers and individuals in the metropolitan markets we serve. Through CapitalSouth Bank, we offer a range of commercial banking services. Our lending focuses on loans secured primarily by single and multi-family real estate, residential construction loans, loans secured by owner-occupied commercial buildings and other types of commercial loans to a variety of small- and medium-sized businesses. We offer a wide range of deposit services, including checking, savings, money market accounts and certificates of deposit. We obtain most of our deposits from individuals and businesses in our market areas. In the Birmingham and Montgomery, Alabama and Jacksonville, Florida areas, we supplement our branch locations with courier service that facilitates depositing of funds from local business customers. We also offer remote deposit capture technology to business customers in all of our markets. We actively pursue business relationships by using the business contacts of our board of directors, senior management and local bank officers, thereby capitalizing on our knowledge of our local market.

Our Company was initially founded in 1990 under the name Financial Investors of the South, Inc. In 1992, we acquired our bank subsidiary and became a registered bank holding company. CapitalSouth Bank operated under the name Bank of Alabama until September 2005, when we changed the names of our Company to CapitalSouth Bancorp and our bank subsidiary to CapitalSouth Bank to better reflect our desire to expand outside the state of Alabama. From December 31, 2003 to March 31, 2008, we have achieved strong growth through a combination of internal growth and growth from acquired assets. Specifically, during this period we have:

•	increased our total assets from $293.2 million to $756.7 million;

•	increased our total deposits from $202.5 million to $596.1 million;

•	increased our total net loans from $203.3 million to $607.6 million; and

•	expanded our branch network from four to 12 banking offices.

Market Areas and Growth Strategy

We conduct business principally through our 12 banking offices in the Birmingham-Hoover, Huntsville and Montgomery Metropolitan Statistical Areas (MSA) in Alabama and the Jacksonville MSA in Florida. These markets benefit from diverse economies and provide us with the potential for growth and long-term success. The Birmingham-Hoover, Huntsville and Montgomery MSAs have projected population growth rates of 4.94%, 7.83%, and 3.72%, respectively, from 2007 to 2012, per SNL Financial LC, versus projected population growth of 3.72% for the state of Alabama. The population growth of the Jacksonville MSA is projected to grow 14.62% from 2007 to 2012 versus 12.80% for the state of Florida and 6.26% nationally.

As of June 30, 2007, the state of Alabama had approximately $74.7 billion in deposits, per the Federal Deposit Insurance Corporation. Approximately 48% of the deposits in the state are located in the three MSAs in which we operate. The Jacksonville MSA contributes another $29.3 billion of deposits to our markets of operation. Approximately 49.5% of our deposits are in the Birmingham-Hoover MSA, and approximately 72.6% of our deposits are located within our three markets in the state of Alabama. Due to our acquisition of Monticello Bancshares, Inc. (Monticello) in September of 2007, the Jacksonville MSA now contributes 27.4% of our total deposits.

Our primary competition comes from larger regional and national banks with significant resources. To compete against these institutions, we have developed a community banking strategy that focuses on providing responsive and personalized service to our customers through decentralized management. We intend to grow our business, increase profitability and build shareholder value by focusing on the following objectives:

•	Maintain Local Decision Making and Accountability. To compete effectively we emphasize superior customer service with localized decision-making capabilities. We designate city bank presidents in each of our markets so that we are positioned to react quickly to changes in those communities while maintaining efficient and consistent centralized policies and support functions.

•	Grow in Metropolitan Areas of Alabama and Northern Florida. We seek to increase our presence in our primary markets in the Birmingham, Huntsville, Montgomery and Jacksonville metropolitan areas and to extend into other metropolitan areas of Alabama and Northern Florida through a combination of de novo branching and strategic acquisitions.

•	Expand Our Products and Services to Meet the Needs of the Communities in Which We Operate. We continually seek to expand our financial products and services to meet the needs of our customers and to increase our fee income. Since 2004, we have been focused upon lowering our cost of funds. Our branching initiatives, combined with strong marketing of our deposit products, have helped us grow our noninterest-bearing deposits.

•	Expand Our Commercial Loan Origination Program. The Business Capital Group of CapitalSouth Bank originates and sells or refers commercial and Small Business Administration (SBA) loans for small- and medium-sized business customers to third party investors. We generally limit our credit risk on these transactions because we fund them only when we have a firm purchase commitment for the loan from a third party institution or they are closed in the name of our correspondent lender. Fees generated through our Business Capital Group represent a significant source of noninterest income and accounted for approximately 25.8% of our noninterest income for the year ended December 31, 2007 and 17.6% of noninterest income for the year ended December 31, 2006. Our Business Capital Group is active in all markets where we have a banking presence. We believe we can continue to expand the market areas where our Business Capital Group is active and the volume of its originations due to the complementary nature of our small- and medium-sized business banking strategy and expertise.

•	Maintain High Asset Quality. We consider asset quality to be of primary importance and have taken measures to ensure that despite growth in our loan portfolio we consistently maintain strong asset quality. Due to the deteriorating conditions in the markets we serve, we have recently experienced deterioration in our credit quality. In response to these conditions, we have hired a specialist to work full time on monitoring our problem assets and facilitating workouts as warranted to minimize the overall negative impact to the Company. We recently have reassigned a second individual to work full time on monitoring our problem assets. Our loan review process covers 25% to 30% of the portfolio over a 12-month cycle. More frequent loan reviews may be completed as needed or as directed by the board of directors. Due to the current downturn in the real estate market, we have taken steps to reduce our credit exposure by no longer offering certain loan products (including speculative construction loans) and have increased our loan approval and oversight process by reducing individual loan authorities. Our chief credit officer and credit committee must now approve a significantly higher number of our lending relationships. We are scrutinizing all commercial real estate loans, whether new or renewals, in an effort to reduce our commercial real estate concentrations.

•	Utilize Our Foundation for Growth. We believe we will be able to take advantage of the economies of scale typically enjoyed by larger organizations as we expand our franchise. We believe the investments we have made in our data processing, staff and branch networks are capable of supporting a larger organization. Recent growth in our franchise has limited our profitability, and further growth may continue to do so. However, we believe we are making an investment for our future.

Recent Developments

In the second quarter of 2008, our board of directors decided to suspend our quarterly cash dividend to preserve the Company’s retained capital and capital ratios.

As part of our deposit strategy, we opened a new full-service banking office in the San Marco area of Jacksonville, Florida on February 11, 2008. San Marco is a thriving shopping and entertainment area close to the downtown business district of Jacksonville. Additionally, we opened a new full-service banking office in Madison, Alabama on March 6, 2008. Madison is a town close to Huntsville, Alabama that we believe has favorable demographics. We expect this location to act as both a means for new market penetration, and as a means to better serve the Company’s existing customers in the greater Huntsville area.

The Federal Reserve Board and the Alabama State Banking Department recently concluded the field work portion of the Bank’s safety and soundness examination. The Federal Reserve Board and the Alabama State Banking Department preliminarily indicated concerns about our asset quality, management, capital and earnings due to the high level of nonperforming loans. We may receive additional guidance from the regulators prior to consummation of the rights offering, including assessments of the adequacy of our allowance for loan losses. However, management anticipates that the Bank and the Company will continue to be “adequately capitalized” even if additional provisions are made to our allowance for loan and lease losses. See “Risk Factors — Risks Related to Our Business.”

The Rights Offering

Securities Offered	We are distributing to you, at no charge, one non-transferable subscription right for each share of our common stock that you owned as of 5:00 p.m., Eastern Time, on [record date], the record date, either as a holder of record or, in the case of shares held of record by custodian banks, brokers, dealers or other nominees on your behalf, as a beneficial owner of such shares. If the rights offering is fully subscribed, we expect the gross proceeds from the rights offering and the transactions contemplated by the standby purchase agreements to be up to $[ ] million.

Subscription Price	$[offering price] per share. To be effective, any payment related to the exercise of a right must clear prior to the expiration of the rights offering.

Record Date	5:00 p.m., Eastern Time, on [record date].

Expiration of the Rights Offering	5:00 p.m., Eastern Time, on [expiration date].

Use of Proceeds	We intend to use the proceeds of the stock offerings to improve our regulatory capital position, to invest in the Bank to improve its regulatory capital position and for general corporate purposes, including possible future acquisition opportunities.

Basic Subscription Right	The basic subscription right of each subscription right will entitle you to purchase [subscription ratio] shares of our common stock at a subscription price of $[offering price] per share; however, fractional shares of our common stock resulting from the exercise of the basic subscription right will be eliminated by rounding down to the nearest whole share. The number of shares you may purchase appears on your rights certificate if you are a holder of record.

Over-Subscription Privilege	In the event that you purchase all of the shares of our common stock available to you pursuant to your basic subscription right, you may also choose to subscribe for a portion of any shares of our common stock that are not purchased by our stockholders through the exercise of their basic subscription rights. You may subscribe for shares of common stock pursuant to your over-subscription privilege, subject to the purchase and ownership limits described below under the heading “Limitations on the Purchase of Shares.”

Limitations on the Purchase of Shares	A person or entity, together with certain related persons or entities, may not exercise subscription rights (including over-subscription privileges) to purchase shares of common stock that, when aggregated with their existing ownership, would result in such person or entity, together with related persons or entities, owning in excess of [ ]% of our issued and outstanding shares of common stock following the closing of the transactions contemplated by this rights offering and the standby purchase agreements. See “The Rights Offering — Limit on How Many Shares of Common Stock You May Purchase in the Rights Offering.”

In addition, we will not issue shares of our common stock pursuant to the exercise of basic subscription rights or over-subscription rights, or to any stockholder or standby purchaser who, in our sole opinion, could be required to obtain prior clearance or approval from or submit a notice to any state or federal bank regulatory authority to acquire, own or control such shares if, as of the [expiration date], such clearance or approval has not been obtained and/or any applicable waiting period has not expired.

Non-Transferability of Rights	The subscription rights may not be sold, transferred or assigned and will not be listed for trading on The Nasdaq Global Market or on any stock exchange or market.

No Board Recommendation	Our board of directors is making no recommendation regarding your exercise of the subscription rights. You are urged to make your decision based on your own assessment of our business and the rights offering. Please see “Risk Factors” for a discussion of some of the risks involved in investing in our common stock.

Standby Purchase Agreements	In connection with the rights offering, we have entered into standby purchase agreements with the standby purchasers. Pursuant to the standby purchase agreements, the standby purchasers have agreed to acquire from us, at the subscription price of $[subscription price] per share, a total of [standby maximum] shares of common stock offered to our current stockholders but not subscribed for in the rights offering. Therefore, subject to any termination of the rights offering by us, all of the shares of common stock that are being offered in the rights offering (including pursuant to any over-subscription privileges) will be purchased regardless of whether any shares of common stock are subscribed for by stockholders pursuant to the exercise of subscription rights. The number of shares available for sale to standby purchasers will depend on the number of shares subscribed for in the rights offering. In exchange for the commitment of the standby purchasers, we have agreed to sell to them no less than [standby minimum] shares of common stock, referred to as the minimum guarantee amount, at the subscription price. Therefore, in no event will we issue fewer than [standby minimum] shares to standby purchasers. We reserve the right to negotiate and enter into standby purchase agreements with additional standby purchasers following the effective date of this prospectus. In the event we enter into additional standby purchase agreements, the subscription price, the aggregate number of shares of our common stock to be sold in the stock offerings and the number of shares available for issuance upon the exercise of subscription rights will not change. See “The Rights Offering — Standby Commitments” and “Plan of Distribution.”

Standby Purchasers	Our standby purchasers are [ ].

Pricing Committee	Our pricing committee is comprised of the following independent directors: Harold B. Dunn, Stanley L. Graves, Charles K. McPherson, Sr., and David W. Wood, II.

No Revocation	All exercises of subscription rights are irrevocable, even if you later learn of information that you consider to be unfavorable to the exercise of your subscription rights. You should not exercise your subscription rights unless you are certain that you wish to purchase additional shares of our common stock at a subscription price of $[offering price] per share.

Material U.S. Federal Income Tax Considerations	For U.S. federal income tax purposes, you should not recognize income or loss upon receipt or exercise of a subscription right. You should consult your own tax advisor as to the tax consequences to you of the receipt, exercise or lapse of the rights in light of your particular circumstances.

Extension, Cancelation and Amendment	Although we do not presently intend to do so, we have the option to extend the rights offering expiration date. Our board of directors may cancel the rights offering at any time prior to the expiration date of the rights offering for any reason. In the event that the rights offering is canceled, all subscription payments received by the subscription agent will be returned, without interest or deduction, as soon as practicable. We also reserve the right to amend or modify the terms of the rights offering at any time prior to the expiration date of the rights offering.

Procedures for Exercising Rights	To exercise your subscription rights, you must take the following steps:

• If you hold a CapitalSouth Bancorp stock certificate, you may deliver payment and a properly completed rights certificate to the subscription agent to be received before 5:00 p.m., Eastern Time, on [expiration date]. You may deliver the documents and payments by hand delivery, first class mail or courier service. If first class mail is used for this purpose, we recommend using registered mail, properly insured, with return receipt requested.

• If you are a beneficial owner of shares that are registered in the name of a custodian bank, broker, dealer or other nominee, you will not receive a rights certificate. You should instruct your custodian bank, broker, dealer or other nominee to exercise your subscription rights on your behalf. Please follow the instructions of your nominee, who may require that you meet a deadline earlier than 5:00 p.m., Eastern Time, on [expiration date].

Subscription Agent	Registrar and Transfer Company.

Financial Advisor and Information Agent	Keefe, Bruyette & Woods, Inc. is acting as our financial advisor and information agent in connection with the rights offering. We have agreed to pay certain fees to Keefe, Bruyette & Woods, Inc. and to reimburse certain of their expenses.

Shares Outstanding Before the Rights Offering	[ ] shares of our common stock were outstanding as of [record date].

Shares Outstanding After Completion of the Rights Offering	Assuming no options are exercised prior to the expiration of the rights offering and, assuming all shares are sold in the rights offering and to standby purchasers, we expect approximately [ ] shares of our common stock will be outstanding immediately after completion of the rights offering and the closing of the transactions contemplated by the standby purchase agreements.

Fees and Expenses	We will pay the fees and expenses related to the rights offering, including the fees and expenses of our financial advisor and its counsel.

The Nasdaq Global Market Symbol	Shares of our common stock are currently listed for trading on The Nasdaq Global Market under the ticker symbol “CAPB.” The shares of common stock issued upon the exercise of the subscription rights will also be listed on The Nasdaq Global Market under the same ticker symbol.

Risk Factors

Before you exercise your subscription rights to purchase shares of our common stock, you should be aware that there are risks associated with your investment, including the risks described in the section entitled “Risk Factors,” on page 19 of this prospectus, and the risks that we have highlighted in other sections of this prospectus, in our Annual Report on Form 10-K for the year ended December 31, 2007 and in our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2008. You should carefully read and consider these risk factors together with all of the other information included in this prospectus before you decide to exercise your subscription rights to purchase shares of our common stock.

SELECTED CONSOLIDATED FINANCIAL DATA

Our selected consolidated financial data is presented below as of and for the three months ended March 31, 2008 and 2007 and as of and for the years ended December 31, 2003 through 2007. Our selected consolidated financial data presented below as of December 31, 2007 and 2006 and for each of the years in the three-year period ended December 31, 2007, are derived from our audited financial statements and related notes incorporated by reference in this prospectus. Selected consolidated financial data as of December 31, 2005, 2004 and 2003 and for each of the two years ended December 31, 2004 has been derived from our audited consolidated financial statements. Our selected consolidated financial data as of and for the three months ended March 31, 2008 and 2007 are derived from our unaudited interim consolidated financial statements incorporated by reference in this prospectus. In the opinion of our management, such amounts contain all adjustments (consisting of only normal recurring adjustments) necessary to present fairly our financial position and results of operations for such periods in accordance with generally accepted accounting principles. Our results for the three months ended March 31, 2008 are not necessarily indicative of our results of operations that may be expected for the year ended December 31, 2008.

	As of and for the
	Three Months Ended
	March 31,		As of and for the Years Ended December 31,
	2008	2007	2007	2006	2005	2004	2003
			(Dollar amounts in thousands, except per share amounts)

Results of Operations:
Interest income	$11,641	$8,679	$41,531	$31,091	$21,919	$15,210	$12,856
Interest expense	6,893	4,726	23,032	15,328	8,876	5,174	5,076

Net interest income	4,748	3,953	18,499	15,763	13,043	10,036	7,780
Provision for loan losses	658	136	3,516	621	914	847	820

Net interest income after provision for loan losses	4,090	3,817	14,983	15,142	12,129	9,189	6,960
Noninterest income	1,201	717	3,513	3,290	2,552	2,060	2,079
Noninterest expense	4,932	3,547	16,210	13,925	10,840	8,389	6,926
Goodwill impairment charge	—	—	17,007	—	—	—	—

(Loss) Income before provision for income taxes	359	987	(14,721)	4,507	3,841	2,860	2,113
Provision for income taxes	37	280	581	1,579	1,264	983	616

Net (loss) income	$322	$707	$(15,302)	$2,928	$2,577	$1,877	$1,497

Common Share Data:
Basic (loss) earnings per share	$0.08	$0.24	$(4.62)	$0.99	$1.13	$0.84	$0.66
Diluted (loss) earnings per share	0.08	0.23	(4.62)	0.97	1.12	0.83	0.65
Cash dividends declared per share	—	0.06	0.26	0.18	0.20	0.18	0.16
Book value per share	11.31	14.07	11.20	13.89	12.93	11.21	10.44
Tangible book value per share	8.78	13.64	8.66	13.47	12.48	11.21	10.44
Period End Balances:
Total assets	$756,662	$505,558	$767,475	$481,989	$423,508	$337,696	$293,282
Earning assets	703,650	480,640	720,690	456,686	395,219	322,856	279,662
Loans, net	602,469	380,241	613,235	370,579	323,365	255,508	203,334
Securities(1)	87,150	80,974	90,930	81,697	67,886	63,948	71,630
Deposits	596,057	444,722	593,343	401,297	329,429	261,531	202,505
Borrowings(2)	106,881	14,560	120,570	34,866	52,452	47,927	66,207
Stockholders’ equity	46,997	42,033	46,500	41,348	36,874	25,130	23,273
Common shares outstanding	4,153,698	2,988,136	4,151,122	2,975,934	2,852,670	2,241,683	2,230,085

	As of and for the
	Three Months Ended
	March 31,		As of and for the Years Ended December 31,
	2008	2007	2007	2006	2005	2004	2003
			(Dollar amounts in thousands)

Average Balances:
Total assets	$766,770	$491,125	$593,690	$449,063	$369,949	$308,200	$270,333
Earning assets(3)	717,629	466,872	557,157	425,036	349,405	295,149	259,262
Loans	624,096	378,147	469,745	350,732	280,418	225,681	189,907
Deposits	598,071	426,373	486,045	373,736	300,065	226,367	195,111
Borrowings	114,700	18,966	53,631	31,355	39,687	55,527	51,207
Stockholders’ equity	47,412	41,954	48,860	39,941	26,452	24,158	22,802
Shares outstanding — basic	4,151,348	2,981,325	3,312,605	2,964,041	2,271,878	2,233,506	2,276,382
Shares outstanding — diluted	4,151,348	3,015,524	3,312,605	3,020,668	2,304,349	2,268,886	2,315,222
Performance Ratios:
Return on average assets	0.17%	0.58%	(2.58)%	0.65%	0.70%	0.61%	0.55%
Return on average equity	2.73	6.83	(31.32)	7.33	9.74	7.77	6.57
Return on average tangible assets	0.17	0.59	(2.62)	0.65	0.70	0.61	0.55
Return on average tangible equity	3.51	7.05	(38.59)	7.57	9.91	7.77	6.57
Net operating income to average assets	0.17	0.58	0.29	0.65	0.70	0.61	0.55
Net operating income to average equity	2.73	6.83	3.49	7.33	9.74	7.77	6.57
Net operating income to average tangible assets	0.17	0.59	0.29	0.65	0.70	0.61	0.55
Net operating income to average tangible equity	3.51	7.05	4.30	7.57	9.91	7.77	6.57
Net interest spread(4)	2.35	2.70	2.73	3.04	3.34	3.13	2.74
Net interest margin(5)	2.74	3.50	3.39	3.76	3.77	3.43	3.04
Efficiency ratio(6)	82.90	76.10	73.64	73.08	69.51	69.35	70.25
Average loans to average deposits	104.35	88.69	110.03	93.84	93.45	99.70	97.33
Capital Ratios:
Average equity to average assets	6.18%	8.54%	8.23%	8.89%	7.15%	7.84%	8.43%
Average tangible equity to average tangible assets	4.88	8.30	6.78	8.63	7.04	7.84	8.43
Dividend payout ratio	NM	25.00	NM	18.18	17.70	21.43	24.24
Tier 1 capital to risk adjusted assets	8.28	11.92	8.18	12.11	13.50	11.60	13.30
Tier 1 capital to average assets	6.82	9.93	6.52	10.23	11.30	9.30	10.20
Total capital to risk adjusted assets	9.53	13.01	9.43	13.20	14.70	12.90	14.60
Asset Quality Ratios:
Nonperforming assets to total assets(7)(9)	4.64%	0.48%	2.27%	0.45%	0.42%	0.50%	0.69%
Allowance for loan losses to nonperforming loans(8)(9)	30.93	243.04	63.79	260.63	228.95	246.34	161.67
Net loans charged-off to average loans	0.49	0.00	0.09	0.04	0.09	0.14	0.25
Provisions for loan losses to average loans	0.42	0.15	0.75	0.18	0.33	0.38	0.43
Allowance for loan losses to total loans	1.44	1.16	1.43	1.15	1.18	1.24	1.30

(1)	Consists of investment securities available-for-sale and held-to-maturity and Federal Home Loan Bank (FHLB) and Federal Reserve Board (FRB) stock.

(2)	Consists of federal funds purchased, FHLB advances, notes payable, repurchase agreements and subordinated debentures.

(3)	Excludes fair value adjustment on investment securities available-for-sale.

(4)	Net interest spread is the difference between the average yield on interest-earning assets and the average cost of interest-bearing liabilities on a tax-equivalent basis.

(5)	Net interest margin is net interest income divided by average interest-earning assets on a tax-equivalent basis.

(6)	Efficiency ratio is noninterest expense, excluding the goodwill impairment charge, divided by the sum of net interest income plus noninterest income.

(7)	Nonperforming assets consist of nonperforming loans, foreclosed assets and repossessions.

(8)	Nonperforming loans consist of nonaccrual loans and accruing loans contractually past due 90 days or more (of which we have none).

(9)	In 2007, in connection with the acquisition of Monticello Bancshares, we acquired $4.9 million in nonaccrual loans, which were recorded at their fair value of $3.6 million under Statement of Position (SOP) 03-3, Accounting for Certain Loans or Debt Securities Acquired in a Transfer, for which no additional allowance was provided. These loans have a balance of $1.3 million as of March 31, 2008. Excluding the impact of the SOP 03-3 loans, the allowance for loan losses to non-performing loans is 31.9% as of March 31, 2008.

NM — Not meaningful

GAAP Reconciliation and Management Explanation for Non-GAAP Financial Measures

The information set forth above contains certain financial information determined by methods other than in accordance with generally accepted accounting policies in the United States (GAAP). These non-GAAP financial measures are “net operating income to average assets,” “net operating income to average equity,” “return on average tangible equity,” “return on average tangible assets,” “net operating income to average tangible equity,” “average tangible equity to average tangible assets,” “net operating income to average tangible assets” and “tangible book value per share.” Our management uses these non-GAAP measures in its analysis of CapitalSouth’s performance.

“Net Operating income” is defined as net income less the effect of the non-cash goodwill impairment charge. “Return on average tangible equity” is defined as earnings for the period divided by average equity reduced by average goodwill and other intangible assets. “Return on average tangible assets” is defined as earnings for the period divided by average assets reduced by average goodwill and other intangible assets. Our management includes these measures because it believes that they are important when measuring CapitalSouth’s performance against entities with varying levels of goodwill and other intangibles. These measures are used by many investors as part of their analysis of the Company’s performance.

“Average tangible equity to average tangible assets” is defined as average total equity reduced by recorded average intangible assets divided by average total assets reduced by recorded average intangible assets. This measure is important to many investors in the marketplace who are interested in the equity to assets ratio exclusive of the effect of changes in average intangible assets on average equity and average total assets.

“Tangible book value per share” is defined as total equity reduced by recorded intangible assets divided by total common shares outstanding. This measure is important to many investors in the marketplace who are interested in changes from period to period in book value per share exclusive of changes in intangible assets. Goodwill, an intangible asset that is recorded in a purchase business combination, has the effect of increasing total book value while not increasing the tangible book value of the Company.

These disclosures should not be viewed as a substitute for results determined in accordance with GAAP, and are not necessarily comparable to non-GAAP performance measures which may be presented by other bank holding companies. The following reconciliation table provides a more detailed analysis of these non-GAAP performance measures.

	As of and for the Three
	Months Ended
	March 31,		As of and for the Years Ended December 31,
	2008	2007	2007	2006	2005	2004	2003
			(Dollar amounts in thousands, except per share amounts)

Book value of equity	$46,997	$42,033	$46,500	$41,348	$36,874	$25,130	$23,273
Intangible assets	10,515	1,276	10,561	1,276	1,277	7	8

Book value of tangible equity	$36,482	$40,757	$35,939	$40,072	$35,597	$25,123	$23,265

Average assets	$766,767	$491,125	$593,690	$449,063	$369,949	$308,200	$270,333
Average intangible assets	10,544	1,275	9,206	1,277	450	8	9

Average tangible assets	$756,223	$489,850	$584,484	$447,786	$369,499	$308,192	$270,324

Return on average assets	0.17%	0.58%	(2.58)%	0.65%	0.70%	0.61%	0.55%
Effect of average intangible assets	—	0.01%	(0.04)%	—	—	—	—

Return on average tangible assets	0.17%	0.59%	(2.62)%	0.65%	0.70%	0.61%	0.55%

Average equity	$47,410	$41,954	$48,860	$39,941	$26,452	$24,158	$22,802
Average intangible assets	10,544	1,275	9,206	1,277	450	8	9

Average tangible equity	$36,866	$40,679	$39,654	$38,664	$26,002	$24,150	$22,793

Return on average equity	2.73%	6.83%	(31.32)%	7.33%	9.74%	7.77%	6.57%
Effect of average intangible assets	0.78%	0.22%	(7.27)%	0.24%	0.17%	—	—

Return on average tangible equity	3.51%	7.05%	(38.59)%	7.57%	9.91%	7.77%	6.57%

Average equity to average assets	6.18%	8.54%	8.23%	8.89%	7.15%	7.84%	8.43%
Effect of average intangible assets	(1.13)%	(0.24)%	(1.45)%	(0.26)%	(0.11)%	—	—

Average tangible equity to average tangible assets	4.88%	8.30%	6.78%	8.63%	7.04%	7.84%	8.43%

Net operating income	$322	$707	$1,705	$2,928	$2,577	$1,877	$1,497
Goodwill impairment charge	—	—	(17,007)	—	—	—	—

Net (loss) income	$322	$707	$(15,302)	$2,928	$2,577	$1,877	$1,497

Per Common Share:
Book value	$11.31	$14.07	$11.20	$13.89	$12.93	$11.21	$10.44
Effect of intangible assets	2.53	0.43	2.54	0.42	0.45	—	—

Tangible book value	$8.78	$13.64	$8.66	$13.47	$12.48	$11.21	$10.44

RISK FACTORS

An investment in our shares of common stock involves a high degree of risk. You should consider carefully the risks described below, together with the other information included or incorporated by reference in this prospectus, including the risk factors set forth in our Annual Report on Form 10-K for the year ended December 31, 2007, our Quarterly Report on Form 10-Q for the quarter ended March 31, 2008 and the risks we have highlighted in other sections of this prospectus in evaluating an investment in the shares of common stock. If any of the events described in the following risk factors actually occurs, or if additional risks and uncertainties not presently known to us or that we currently deem immaterial, materialize, then our business, results of operations and financial condition could be materially adversely affected. In addition, the trading price and market value of our shares of common stock could decline and you may lose all or part of your investment in our common stock. The risks discussed below include forward-looking statements, and our actual results may differ from those discussed in these forward-looking statements.

Risks Related to Our Business

A significant portion of our loan portfolio could become under-collateralized due to the real estate market decline, which could have a material adverse effect on our asset quality, capital structure and profitability.

A significant portion of our loan portfolio is comprised of loans secured by either commercial real estate or single family homes that are under construction. At March 31, 2008, approximately 82% of our loans had real estate as a component of collateral. In the majority of these loans, real estate was the primary collateral component. In some cases, and out of an abundance of caution, we take real estate as security for a loan even when it is not the primary component of collateral. The real estate collateral, which provides an alternate source of repayment in the event of default, may deteriorate in value during the term of the loan. If we are required to liquidate the collateral securing a loan to satisfy the debt during a period of reduced real estate values, our earnings and capital could be further adversely affected. With the recent real estate market downturn and slowing economic conditions, we are subject to increased lending risks in the form of loan defaults as a result of the high concentration of real estate lending in our loan portfolio.

Our decisions regarding credit risk could be inaccurate and our allowance for loan losses may be inadequate, which would materially and adversely affect our business, financial condition, results of operations and future prospects.

Our loan customers may not repay their loans according to the terms of such loans, and the collateral securing the payment of those loans may be insufficient to assure repayment. We may experience significant loan losses, which could have a material adverse effect on our operating results. Management makes various assumptions and judgments about the collectability of our loan portfolio, including the creditworthiness of our borrowers and the value of the real estate and other assets serving as collateral for the repayment of many of our loans. We maintain an allowance for loan losses that we consider adequate to absorb losses inherent in the loan portfolio based on our assessment of the information available. In determining the size of the allowance, we rely on an analysis of our loan portfolio based on historical loss experience, volume and types of loans, trends in classification, volume and trends in delinquencies and non-accruals, national and local economic conditions and other pertinent information. As we expand into new markets, our determination of the size of the allowance could be understated due to our lack of familiarity with market-specific factors.

If our assumptions are wrong, our current allowance may not be sufficient to cover our loan losses, and adjustments may be necessary to allow for different economic conditions or adverse developments in our loan portfolio. Material additions to our allowance would materially decrease our net income. Our allowance for loan losses as of March 31, 2008, December 31, 2007, December 31, 2006, and December 31, 2005 was $8.8 million, $8.9 million, $4.3 million and $3.9 million, respectively.

In addition, federal and state regulators periodically review our allowance for loan losses and may require us to increase our allowance for loan losses or recognize further loan charge-offs based on judgments different than those of our management. Any increase in our allowance for loan losses or loan charge-offs as required by these regulatory agencies could have a negative effect on our operating results.

Regulatory authorities have the authority to impose stringent enforcement orders if, in their discretion, they identify weaknesses in the operations of the Company or, especially, the Bank.

Under applicable laws, the Federal Reserve Board, as our primary federal regulator, the FDIC as our deposit insurer, and the Alabama State Banking Department as our chartering authority, have the ability to impose substantial sanctions, restrictions and requirements on us if they determine, upon examination or otherwise, violations of laws with which we must comply, or weaknesses or failures with respect to general standards of safety and soundness. Such enforcement may be formal or informal and can include directors’ resolutions, memoranda of understanding, cease and desist orders, civil money penalties and termination of deposit insurance. Enforcement actions may be taken regardless of the capital level of the institution. Undercapitalized institutions may also face capital directives or prompt corrective action. Applicable law prohibits disclosure of specific examination findings by the institution although formal enforcement actions are routinely disclosed by the regulatory authorities. Enforcement actions may require certain corrective steps (including staff additions or changes), impose limits on activities (such as lending, deposit taking, acquisitions or branching), prescribe lending parameters (such as loan types, volumes and terms) and require additional capital to be raised. In many cases, policies must be revised by the institution and submitted to the regulatory authority for approval within time frames prescribed by the regulatory authorities. Failure to adhere to the requirements of such enforcement action can result in more severe penalties. Generally, such enforcement actions can be lifted only after a subsequent examination substantiates complete correction of the underlying issues. We anticipate that some form of enforcement action will be taken by the regulatory authorities against the Bank.

Impairment of goodwill or other intangible assets could require charges to earnings, which could result in a negative impact on our results of operations.

In preparing the consolidated financial statements, our management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the statement of condition and revenues and expenses for the period. Actual results could differ significantly from those estimates. One material estimate that is particularly susceptible to significant change in the near-term relates to the determination of the carrying value of goodwill.

We tested our goodwill for impairment at March 31, 2008 as a result of the recent decline in our stock price using two methods, one based on the price as a multiple of tangible equity capital that similar units have sold for and one based on discounted cash flow models with estimated cash flows based on internal forecasts of net income. The results of this test indicated that none of our goodwill was impaired; however, the excess of the fair value over the carrying value narrowed slightly. If our stock price continues to decline, if our reporting units do not produce anticipated cash flows or if similar units begin selling at significantly lower prices than in the past, our goodwill may be impaired in the future.

Our ability to pay dividends is limited and we suspended payment of dividends during the second quarter of 2008. As a result, capital appreciation, if any, of our common stock may be your sole opportunity for gains on your investment for the foreseeable future.

We continually evaluate, as part of our overall capital plan, whether to continue, reduce or eliminate our common stock dividend. The holders of our common stock are entitled to receive dividends when and if declared by our board of directors out of funds legally available therefor. In addition, our ability to pay dividends is restricted by federal and state laws and policies, including various regulatory restrictions with respect to dividends payable by our subsidiary bank, which is our primary source of cash flow. We have paid cash dividends to our stockholders in the past. However, due to our net loss in 2007, discretionary approval by regulatory authorities is necessary for CapitalSouth Bank to pay dividends. In April 2008, we announced our board of directors’ decision to suspend quarterly cash dividends to preserve our retained capital.

Our holding company structure and regulations applicable to us can restrict our ability to provide liquidity to meet our obligations.

Our business operations and related generation of cash flow principally occur in our subsidiary bank. Significant parts of our capital markets obligations, including payment on secured debt under our $5.0 million line of credit, and unsecured junior debt incurred in connection with our acquisition of Monticello Bancshares, along with dividends on trust preferred securities and the related debentures, are obligations of the holding company. Historically, the holding company has relied upon dividends from our subsidiary bank to fund these types of obligations. Due to our net loss in 2007, which subjects us to a requirement to obtain discretionary regulatory approval in order to pay dividends from our subsidiary bank to the holding company, we are uncertain whether we can continue to operate in this manner. Although such approval was obtained with respect to the first quarter of 2008, no assurance can be provided that any such further approval can be obtained or what conditions may be associated with it. At the present time, the holding company has limited resources in order to meet such obligations in the absence of payment of dividends from our subsidiary bank. These resources include a limited amount of cash on hand and the ability to make further draws on its line of credit, which matures on January 18, 2009. In light of these circumstances, we may determine that it is necessary or appropriate to raise capital or seek other financing sources and/or take steps to reduce our cash payment obligation at the holding company level; provided, however, that if the rights offering is completed successfully, we are not likely to seek additional infusions of capital.

Current economic conditions may require us to raise additional regulatory capital in the future, and unavailability of additional regulatory capital could adversely affect our financial condition and results of operations.

We are required by federal and state regulatory authorities to maintain adequate levels of capital to support our operations. We must also maintain adequate funding sources in the normal course of business to support our operations and fund outstanding liabilities. Our ability to maintain capital levels, sources of funding and liquidity could be impacted by changes in the capital markets in which we operate. We anticipate issuing additional capital to restore our Total Risk Based capital ratio to a well capitalized level. Our ability to raise additional capital, if needed, will depend on conditions in the capital markets at that time, which are outside our control, and on our financial performance. Accordingly, we cannot assure you of our ability to raise additional capital if needed on terms acceptable to us, if at all.

Competition from other financial institutions may adversely affect our profitability.

The banking business is highly competitive, and we experience strong competition from many other financial institutions. We compete with commercial banks, credit unions, savings and loan associations, mortgage banking firms, consumer finance companies, securities brokerage firms, insurance companies, money market funds and other financial institutions that operate in our primary market areas and elsewhere.

We compete with these institutions both in attracting deposits and in making loans. In addition, we must attract our customer base from other existing financial institutions and from new residents. Many of our competitors are well-established and much larger financial institutions. In particular, our market areas are dominated by large national and regional financial institutions. While we believe we can and do successfully compete with these other financial institutions in our markets, we may face a competitive disadvantage as a result of our smaller size and lack of geographic diversification.

Although we compete by concentrating our marketing efforts in our primary market areas with local advertisements, personal contacts and greater flexibility in working with local customers, we can give no assurance that this strategy will be successful.

Our business strategy historically included the pursuit of a strong growth strategy, and our financial condition and results of operations could be negatively affected if we fail to grow or fail to manage our growth effectively.

In light of current market conditions and capital constrictions, we are unlikely to continue our growth at historic levels during the coming year. While we intend to continue pursuing a growth strategy for our business, any such growth will be carefully managed in light of current constrictions on capital levels. Our prospects must be considered in light of the risks, expenses and difficulties frequently encountered by companies in growth stages of development, such as the continuing need for infrastructure and personnel, the time and costs inherent in integrating a series of different operations and the ongoing expense of acquiring and staffing new banks or branches. We may not be able to expand our presence in our existing markets or successfully enter new markets and any expansion could adversely affect our results of operations. Failure to manage our growth effectively could have a material adverse effect on our business, future prospects, financial condition or results of operations, and could adversely affect our ability to successfully implement our business strategy. Our ability to grow successfully will depend on a variety of factors, including an improvement in current market conditions, the availability of desirable business opportunities, the competitive responses from other financial institutions in our market areas and our ability to manage our growth. There can be no assurance of success or the availability of growth opportunities.

Our plans for future expansion and bank acquisitions depend, in some instances, on factors beyond our control, and an unsuccessful attempt to achieve growth through acquisitions could have a material adverse effect on our business, financial condition, results of operations and future prospects.

We expect to continue to engage in new branch expansion in the future. We may also seek to acquire other financial institutions. Expansion involves a number of risks, including:

•	the costs associated with establishing new locations and retaining experienced local management;

•	time lags between these activities and the generation of sufficient assets and deposits to support the costs of the expansion;

•	our potential inability to finance an acquisition without diluting the interests of our existing stockholders;

•	the diversion of our management’s attention to the negotiation of transactions, which may detract from their business productivity; and

•	our entry into new markets in which we may lack experience.

We are dependent on the services of our management team and the unexpected loss of key officers may adversely affect our operations.

Our success is, and is expected to remain, highly dependent on certain executive officers, especially W. Dan Puckett, W. Flake Oakley IV, John E. Bentley, Carol W. Marsh, Daniel W. Gibson, Richard T. Perdue, William D. Puckett, II and H. Fred Coble, Jr. This is particularly true because, as a small commercial bank, we depend on our management team’s ties to the community to generate business for us, and the loss of services from a member of our current management team may have an adverse effect upon us. We do not have employment agreements or non-compete agreements with any of our executive officers. In the absence of these types of agreements, our executive officers are free to resign their employment at any time and accept an offer of employment from another company, including a competitor. If we fail to retain our key employees, our growth and profitability could be adversely affected.

Our directors and executive officers own a significant portion of our common stock and can exert significant control over our business and corporate affairs.

Our directors and executive officers, as a group, beneficially owned approximately 23% of our outstanding common stock as of April 7, 2008. As a result of their ownership, the directors and executive officers will have the ability, by voting their shares in concert, to significantly influence the outcome of all matters submitted to our stockholders for approval, including the election of directors.

Anti-takeover provisions of our Restated Certificate of Incorporation and Bylaws could delay or prevent a takeover of us by a third party.

Certain provisions of our Restated Certificate of Incorporation and Bylaws may be deemed to have the effect of making more difficult an acquisition of control of our company in a transaction not approved by our board of directors. Our Restated Certificate of Incorporation authorizes the issuance of “blank check” preferred stock with such designations, rights and preferences as may be determined from time to time by our board of directors. Accordingly, our board of directors is empowered, without stockholder approval, to issue preferred stock with dividend, liquidation, conversion, voting or other rights which could adversely affect the voting power or other rights of the holders of common stock. In the event of such issuance, the preferred stock could also be used, under certain circumstances, as a method of discouraging, delaying or preventing a change in control of our company. Although we do not currently intend to issue any shares of preferred stock, we may issue such shares in the future.

The ability of stockholders to act by written consent or call special meetings of stockholders is subject to restrictions. This reduces our stockholders’ ability to initiate or effect corporate actions independently of the board of directors.

Risks Related to the Rights Offering

The future price of the shares of common stock may be less than the $[offering price] purchase price per share in the rights offering.

If you exercise your subscription rights to purchase shares of common stock in the rights offering, you may not be able to sell them later at or above the $[offering price] purchase price in the rights offering. The actual market price of our common stock could be subject to wide fluctuations in response to numerous factors, some of which are beyond our control. These factors include, among other things, actual or anticipated variations in our costs of doing business, operating results and cash flow, the nature and content of our earnings releases and our competitors’ earnings releases, changes in financial estimates by securities analysts, business conditions in our markets and the general state of the securities markets and the market for other financial stocks, changes in capital markets that affect the perceived availability of capital to companies in our industry, governmental legislation or regulation, currency and exchange rate fluctuations, as well as general economic and market conditions, such as downturns in our economy and recessions.

Once you exercise your subscription rights, you may not revoke them. If you exercise your subscription rights and, afterwards, the public trading market price of our shares of common stock decreases below the subscription price, you will have committed to buying shares of our common stock at a price above the prevailing market price and could have an immediate unrealized loss. Our common stock is traded on The Nasdaq Global Market under the symbol “CAPB,” and the last reported sales price of our common stock on The Nasdaq Global Market on [     ], 2008 was $[     ] per share. We cannot assure you that the market price of our shares of common stock will not decline after you exercise your subscription rights. Moreover, we cannot assure you that following the exercise of your subscription rights you will be able to sell your common stock at a price equal to or greater than the subscription price.

The subscription price determined for the rights offering is not an indication of the fair value of our common stock.

We have established a pricing committee, comprised of independent members of our board of directors, who are not acting as standby purchasers. We did not receive a fairness opinion from a financial advisor in determining the price. In determining the subscription price, the pricing committee considered a number of factors, including: the price at which our stockholders might be willing to participate in the rights offering, historical and current trading prices for our common stock, the amount of proceeds desired, the need for liquidity and capital, potential market conditions, negotiations with standby purchasers and the desire to provide an opportunity to our stockholders to participate in the rights offering on a pro rata basis. In conjunction with its review of these factors, the pricing committee also reviewed our history and prospects, including our past and present earnings, our prospects for future earnings, our current financial condition and regulatory status. The per share subscription price is not necessarily related to our book value, net worth or any other established criteria of fair value and may or may not be considered the fair value of our common stock to be offered in the rights offering. After the date of this prospectus, our shares of common stock may trade at prices below the subscription price.

If you do not exercise your subscription rights, your percentage ownership in CapitalSouth Bancorp will be diluted.

Assuming we sell the full amount of common stock issuable in connection with the rights offering and the transaction contemplated by the standby purchase agreements, we will issue approximately [total maximum] shares of our common stock. If you choose not to exercise your subscription rights prior to the expiration of the rights offering, your relative ownership interest in our common stock will be diluted. The standby purchasers have agreed to acquire from us, at the subscription price of $[offering price] per share, a total of [standby maximum] shares of common stock offered but not subscribed for by stockholders in the rights offering. Therefore, subject to any termination of the rights offering by us, all of the shares of common stock that are being offered in the rights offering (including any over-subscription privileges) will be purchased regardless of whether any shares of common stock are subscribed for pursuant to the exercise of subscription rights. The number of shares available for sale to standby purchasers will depend on the number of shares subscribed for by our stockholders pursuant to their basic subscription rights and over-subscription privileges in the rights offering.

In exchange for the commitment of the standby purchasers, we have agreed to sell to them no less than [standby minimum] shares of common stock, referred to as the minimum guarantee amount, at the subscription price. If there are not sufficient shares of common stock available in the rights offering to satisfy the minimum guarantee amount, we will sell to the standby purchasers additional shares of common stock necessary to meet this minimum guarantee amount upon the closing of the rights offering. As a result, upon completion of the offering, we expect to sell a minimum of [standby maximum] shares of our common stock and a maximum of [total maximum] shares of our common stock, depending upon the number of shares subscribed for by stockholders pursuant to their basic subscription rights and over-subscription privileges. This issuance may further dilute your ownership interest.

Even if all of our current stockholders exercise their rights in full, their relative ownership interest of our common stock will be diluted as a result of the issuance of additional shares of common stock to the standby purchasers pursuant to the minimum guarantee amount in the standby purchase agreements. For example, assuming the rights offering is fully subscribed by our stockholders, your percentage of our outstanding common stock following the rights offering will decrease by [     ]% after giving effect to the issuance of the minimum guarantee amount to the standby purchasers.

You may not revoke your exercise of rights and we may terminate the rights offering at any time.

Once you have exercised your subscription rights, you may not revoke your exercise even if you learn information about us that you consider to be unfavorable. We may terminate the rights offering at our discretion prior to the expiration of the rights offering. If we terminate the rights offering, neither we nor the subscription agent will have any obligation to you with respect to the rights except to return any payment received by the subscription agent, without interest or deduction, as soon as practicable.

The subscription rights are not transferable and there is no market for the subscription rights.

You may not sell, give away or otherwise transfer your subscription rights. The subscription rights are only transferable by operation of law. Because the subscription rights are non-transferable, there is no market or other means for you to directly realize any value associated with the subscription rights. You must exercise the subscription rights and acquire additional shares of our common stock to realize any value from your subscription rights.

If you do not act promptly and follow the subscription instructions, we will reject your exercise of subscription rights.

If you desire to purchase shares in the rights offering, you must act promptly to ensure that the subscription agent actually receives all required forms and payments before the expiration of the rights offering at 5:00 p.m., Eastern Time, on [expiration date]. If you are a beneficial owner of shares, you must act promptly to ensure that your broker, dealer, custodian bank, or other nominee acts for you and that all required forms and payments are actually received by the subscription agent before the expiration of the rights offering. We are not responsible if your nominee fails to ensure that the subscription agent receives all required forms and payments before the expiration of the rights offering. If you fail to complete and sign the required subscription forms, send an incorrect payment amount, or otherwise fail to follow the subscription procedures that apply to your exercise of your subscription rights prior to the expiration of the rights offering, the subscription agent will reject your subscription or accept it only to the extent of the payment received. Neither we nor our subscription agent undertake any action to contact you concerning an incomplete or incorrect subscription form or payment, nor are we under any obligation to correct such forms or payment. We have the sole discretion to determine whether a subscription exercise properly complies with the subscription procedures.

You will not be able to sell the shares you buy in the rights offering until you receive your stock certificates or your account is credited with the shares of common stock.

If you purchase shares of our common stock in the rights offering by submitting a rights certificate and payment, we will mail you a stock certificate as soon as practicable after [expiration date], or such later date as to which the rights offering may be extended. If your shares are held by a custodian bank, broker, dealer or other nominee and you purchase shares of our common stock, your account with your nominee will be credited with the shares of common stock you purchased in the rights offering as soon as practicable after the expiration of the rights offering, or such later date as to which the rights offering may be extended. Until your stock certificates have been delivered or your account is credited, you may not be able to sell your shares even though the common stock issued in the rights offering will be listed for trading on The Nasdaq Global Market. The stock price may decline between the time you decide to sell your shares and the time you are actually able to sell your shares.

Because our management will have broad discretion over the use of the net proceeds from the rights offering, you may not agree with how we use the proceeds, and we may not invest the proceeds successfully.

We currently anticipate that we will use the net proceeds of the rights offering to improve our regulatory capital position, to invest in the Bank to improve its regulatory capital position and for general corporate purposes, including possible future acquisition opportunities, and our management may allocate the proceeds among such purposes as it deems appropriate. In addition, market factors may require our management to allocate portions of the proceeds for other purposes. Accordingly, you will be relying on the judgment of our management with regard to the use of the proceeds from the rights offering, and you will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used appropriately. It is possible that we may invest the proceeds in a way that does not yield a favorable, or any, return for us.

Risks Related to Our Industry

Our stock price is volatile.

Our stock price has been volatile in the past and several factors could cause the price to fluctuate substantially in the future. These factors include:

•	actual or anticipated variations in earnings;

•	changes in analysts’ recommendations or projections;

•	our announcements of developments related to our businesses;

•	operating and stock performance of other companies deemed to be peers;

•	actions by government regulators;

•	new technology used or services offered by traditional and non-traditional competitors; and

•	news reports of trends, concerns and other issues related to the financial services industry.

Our stock price may fluctuate significantly in the future, and these fluctuations may be unrelated to our performance. General market price declines or market volatility in the future could adversely affect the price of our common stock, and the current market price of our common stock may not be indicative of future market prices.

Our profitability is vulnerable to interest rate fluctuations.

Most of our assets and liabilities are monetary in nature and subject us to significant risks from changes in interest rates. Our profitability depends to a large extent on our net interest income, and changes in interest rates can impact our net interest income as well as valuation of our assets and liabilities.

We currently have a negative (or liability sensitive) one-year gap position and, as a result, net interest income will be adversely affected if market rates rise so that the interest we pay on deposits and borrowings increases faster than the interest earned on loans and investments. Accordingly, like most financial institutions, our results of operations are significantly affected by changes in interest rates and our ability to manage interest rate risks. Changes in market interest rates, or changes in the relationships between short-term and long-term market interest rates, or changes in the relationship between different interest rate indices, can affect the interest rates charged on interest-earning assets differently than the interest paid on interest-bearing liabilities. This difference could result in an increase in interest expense relative to interest income, or a decrease in interest rate spread.

One source of our noninterest income is gains on the sale of loans, including commercial loans, through our Business Capital Group and mortgage loans through our wholesale mortgage segment. Changes in interest rates may negatively affect our ability to originate these loans and our ability to realize gains on the sale of these loans.

An economic downturn or natural disaster, especially one affecting our market areas, could adversely affect our financial conditions, results of operations or cash flow.

We are subject to the local economies in the MSAs of Birmingham-Hoover, Huntsville and Montgomery, Alabama and Jacksonville, Florida. Our success depends in part upon the stability or growth in population, income levels, deposits and housing starts in our primary market areas. If prevailing local or national economic conditions decline, or continue to decline, our business may not succeed. Unpredictable economic conditions, an economic recession over a prolonged period or other economic factors in our market areas could have a material adverse impact on the quality of the loan portfolio, the demand for our products and services and our financial performance. Future adverse changes in the economies of our market areas may have a material adverse effect on our financial condition, results of operations or cash flows. Further, the banking industry in Alabama and Florida is affected by general economic conditions such as inflation, recession, unemployment and other factors beyond our control. As a small commercial bank, we are less able to spread the risk of unfavorable local economic conditions than are larger national or regional banks. Moreover, we cannot give any assurance that we will benefit from any market growth or favorable economic conditions in our primary market areas if they do occur. The Florida market, including our Jacksonville banking offices, and portions of our Alabama market, principally south of Montgomery, are also subject to risks from hurricanes. Although to date, we have not been adversely impacted by recent storms, hurricanes may damage or dislocate our facilities (we do, however, have computer back-up and other emergency contingency plans in place), may damage or destroy collateral, adversely affect the livelihood of borrowers and otherwise cause significant economic dislocation in affected areas.

We are subject to extensive regulation that could limit or restrict our activities and impose financial requirements or limitations on the conduct of our business, which limitations or restrictions could adversely affect our profitability.

We are primarily regulated by the Federal Reserve Board by virtue of the fact that we are a registered bank holding company. Our subsidiary bank is also primarily regulated by the Federal Reserve Board and the Alabama State Banking Department. The process of complying with Federal Reserve Board regulations is costly to us and may limit our growth and restrict certain of our activities, including payment of dividends, mergers and acquisitions, investments, loans and interest rates charged, interest rates paid on deposits and locations of offices. We are also subject to capital requirements of our regulators. Violations of various laws, even if unintentional, may result in significant fines or other penalties, including restrictions on branching or bank acquisitions. Recently, banks generally have faced increased regulatory sanctions and scrutiny particularly with respect to the USA Patriot Act and other statutes relating to anti-money laundering compliance and customer privacy.

The laws and regulations applicable to the banking industry could change at any time, and we cannot predict the effects of these changes on our business and profitability. Additionally, we cannot predict the effect of any legislation that may be passed at the state or federal level in response to the recent deterioration of the subprime, mortgage, credit and liquidity markets. Because government regulation greatly affects the business and financial results of all commercial banks and bank holding companies, our cost of compliance could adversely affect our ability to operate profitably.

As a relatively new public company, the reporting requirements of the Securities Exchange Act of 1934, as amended, the Sarbanes-Oxley Act of 2002 (SOX), and the related rules and regulations promulgated by the Securities and Exchange Commission and The Nasdaq Global Market apply to our operations. These laws and regulations increase the scope, complexity and cost of corporate governance, reporting and disclosure practices. Despite our conducting business in a highly regulated environment, these laws and regulations have different requirements for compliance. Our expenses related to services rendered by our accountants, legal counsel and consultants in order to ensure compliance with these laws and regulations also may be burdensome.

We have conducted a comprehensive review and confirmation of the adequacy of our existing systems and controls as required under Section 404 of SOX. While we have not discovered any major deficiencies in our systems and controls, we may discover deficiencies in the future. If that is the case, we intend to take the necessary steps to correct any deficiencies, and these steps may be costly to us and may strain our management resources. Our inability to comply with SOX and subsequent public disclosure of that fact may result in a decline in the market price for our common stock.

Changes in monetary policies may have an adverse effect on our business.

Our results of operations are affected by policies of monetary authorities, particularly the Federal Reserve Board. Actions by monetary and fiscal authorities, including the Federal Reserve Board, could have an adverse effect on our deposit levels, loan demand or business and earnings.

Risks Related to Our Common Stock

Your percentage ownership in our common stock may be diluted in the future because of existing equity awards of our common stock, and future capital raising activities.

Your percentage ownership in our common stock may be diluted in the future because of equity awards of our common stock to our directors and officers. Additionally, we have an approved 2005 Stock Incentive Plan, which provides for the grant of equity-based awards, including restricted stock and stock options, to our directors, officers and other employees. In the future, we may issue additional equity securities in order to fund working capital needs, regulatory capital requirements, capital expenditures and product development, or to make acquisitions and other investments, which may dilute your ownership interest.

We may issue additional shares of our common stock in the future, which would dilute your ownership if you did not, or were not permitted to, invest in the additional issuances.

In the future, we may seek to raise capital through offerings of our common stock, securities convertible into common stock, or rights to acquire such securities or our common stock. Our Restated Certificate of Incorporation makes available additional authorized shares of common stock and preferred stock for issuance from time to time at the discretion of our board of directors, without further action by the stockholders, except where stockholder approval is required by law or The Nasdaq Global Market requirements. The issuance of any additional shares of common stock or convertible securities could be substantially dilutive to stockholders of our common stock if they do not to invest in future offerings. Moreover, to the extent that we issue restricted stock, restricted stock units, stock options, stock appreciation rights, options, or warrants to purchase our common stock in the future and those awards, rights, options, or warrants are exercised or as the restricted stock units vest, our stockholders may experience further dilution. Holders of our shares of common stock have no preemptive rights that entitle them to purchase their pro-rata share of any offering of shares of any class or series and, therefore, our stockholders may not be permitted to invest in future issuances of our common stock and as a result will be diluted.

Although publicly traded, our common stock has substantially less liquidity than the average liquidity for stocks listed on The Nasdaq Global Market.

Although our common stock is listed for trading on The Nasdaq Global Market, our common stock has substantially less liquidity than the average liquidity for companies listed on The Nasdaq Global Market. A public trading market having the desired characteristics of depth, liquidity and orderliness depends on the presence in the marketplace of willing buyers and sellers of our common stock at any given time. This marketplace depends on the individual decisions of investors and general economic and market conditions over which we have no control. This limited market may affect your ability to sell your shares on short notice, and the sale of a large number of shares at one time could temporarily depress the market price of our common stock. For these reasons, our common stock should not be viewed as a short-term investment.

The market price of our common stock may fluctuate in the future, and this volatility may be unrelated to our performance. General market price declines or overall market swings in the future could adversely affect the price of our common stock, and the current market price may not be indicative of future market prices.

USE OF PROCEEDS

Assuming all of the rights in the rights offering are subscribed for, we estimate that the net proceeds to us from the sale of our common stock offered in the rights offering and the transactions contemplated by the standby purchase agreements, after deducting estimated offering expenses, will be approximately $[     ] million. If we issue additional shares of our common stock to the standby purchasers to satisfy the minimum guarantee amount pursuant to the standby purchase agreements, we will have approximately $[     ] in additional net proceeds. The Company intends to retain a portion of the net proceeds, invest a portion in the Bank to improve its regulatory capital position and the remainder will be used for general corporate purposes, including possible future acquisition opportunities. We currently have no arrangements or understandings regarding any specific use of proceeds.

Our management will retain broad discretion in deciding how to allocate the net proceeds of this offering. Until we designate the use of net proceeds, we will invest them temporarily in liquid short-term securities. The precise amounts and timing of our use of the net proceeds will depend upon market conditions and the availability of other funds, among other factors.

CAPITALIZATION

The following table shows our historical consolidated capitalization at March 31, 2008 and our pro forma consolidated capitalization after giving effect to the sale of [          ] shares of our common stock at the subscription price and to the receipt of net proceeds after deducting the placement fee and offering expenses in the amount of $[ ] million from the stock offerings. This table should be read in conjunction with “Selected Historical Consolidated Financial Data” and with our consolidated financial statements and the notes to those financial statements included in the documents incorporated by reference in this prospectus.

		$[Offering Price]
	Historical at	per Share
	March 31,	Pro Forma as
	2008	Adjusted
	(Dollars in thousands)

Liabilities:
Deposits	$596,057
Federal Home Loan Bank advances	82,662
Junior subordinated debentures	15,500
Other borrowings	8,719
Total deposits and borrowed funds	$702,938
Stockholders’ equity:
Common stock $1.00 par value, 16,500,000 shares authorized (post-stockholder approval)(1); shares to be issued as reflected(2)	$4,239
Preferred stock $0.01 par value, 500,000 shares authorized, no shares issued and outstanding	—
Treasury stock	(1,255)
Additional paid — in capital	45,858
Accumulated deficit	(2,281)
Accumulated other comprehensive income, net	436
Total stockholders’ equity (1)	$46,997
Total shares outstanding	4,153,698
Total stockholders’ equity as a percentage of total assets	6.21%
Total Capitalization	$749,935

(1)	At March 31, 2008, we had 7,500,000 authorized shares of common stock, par value $1.00 per share. At our 2008 Annual Meeting of Stockholders held on June 5, 2008, our stockholders approved an amendment to our Articles of Incorporation to increase the number of authorized shares of common stock to 16,500,000.

(2)	Assumes that all subscription rights (including all over-subscription privileges) are exercised in full, the issuance of [standby minimum] shares of common stock to the standby purchasers pursuant to the minimum guarantee amount in the standby purchase agreements and excludes [ ] shares of our common stock issuable upon exercise of outstanding options on such date at a weighted average exercise price of $[ ].

SUBSCRIPTIONS BY DIRECTORS AND EXECUTIVE OFFICERS

The table below sets forth, for each of the Company’s directors and executive officers and for all of the directors and executive officers as a group, the following information:

(i) the proposed purchases of shares, assuming sufficient shares of common stock are available to satisfy their purchase intentions; and

(ii) the total amount of Company common stock to be held following the stock offerings.

Information is based on [     ] shares outstanding as of [record date], which excludes [     ] options exercisable within 60 days of [record date].

	Proposed Purchases of			Total Common Stock to be Held
	Stock in the Rights			Percentage of Total		Percentage of Total
	Offering(1)			Outstanding if		Outstanding if
	Number		Number	[Standby Maximum]		[Total Maximum]
Name of Beneficial Owner	of Shares	Amount	of Shares	Shares are Sold		Shares are Sold

Directors:
W. Dan Puckett		$			%		%
David W. Wood, II
H. Bradford Dunn
Charles K. McPherson, Sr.
Stanley L. Graves
W. Flake Oakley, IV
James C. Bowen
Total					%		%
Named Executive Officers
Who are Not Directors:
John E. Bentley
Carol W. Marsh
Fred Coble
Total					%		%
Total for Directors and Executive Officers		$			%		%

*	Less than 1%

(1)	Includes proposed subscriptions, if any, by associates.

THE RIGHTS OFFERING

The Subscription Rights

We are distributing to the record holders of our common stock as of [record date] non-transferable subscription rights to purchase shares of our common stock at $[offering price] per share. The subscription rights entitle the holders of our common stock to purchase an aggregate of approximately [rights maximum] shares of our common stock for an aggregate purchase price of $[     ] million.

Each holder of record of our common stock will receive one subscription right for each share of our common stock owned by such holder as of 5:00 p.m., Eastern Time, on [record date]. Each subscription right entitles the holder to a basic subscription right and an over-subscription privilege.

Basic Subscription Right.  With your basic subscription right, you may purchase [subscription ratio] shares of our common stock per subscription right, subject to delivery of the required documents and payment of the subscription price of $[offering price] per share, prior to the expiration of the rights offering. The number of shares that you may purchase appears on your rights certificate. You may exercise all or a portion of your basic subscription right, or you may choose not to exercise any of your subscription rights. If you do not exercise your basic subscription rights in full, you will not be entitled to purchase shares under your over-subscription privilege. Under the standby purchase agreements, the standby purchasers who are existing stockholders have agreed to exercise their basic subscription rights in full, representing [          ] shares.

Fractional shares of our common stock resulting from the exercise of your basic subscription right will be eliminated by rounding down to the nearest whole share, with the total subscription payment being adjusted accordingly. Any excess subscription payments received by the subscription agent will be returned, without interest, as soon as practicable following the expiration of the rights offering.

We will deliver certificates representing shares or credit your account at your record holder with shares of our common stock you purchased pursuant to your basic subscription right as soon as practicable after the rights offering has expired.

Over-Subscription Privilege.  If you purchase all of the shares of common stock available to you pursuant to your basic subscription right, you may also choose to purchase a portion of any shares of our common stock that are not purchased by other stockholders through the exercise of their basic subscription rights. If sufficient shares of common stock are available, we will seek to honor the over-subscription requests in full. If over-subscription requests exceed the number of shares of common stock available, we will allocate the available shares of common stock among stockholders who over-subscribed by multiplying the number of shares requested by each stockholder through the exercise of their over-subscription privileges by a fraction which equals (x) the number of shares available to be issued through over-subscription privileges divided by (y) the total number of shares requested by all subscribers through the exercise of their over-subscription privileges.

In order to properly exercise your over-subscription privilege, you must deliver the subscription payment related to your over-subscription privilege at the time you deliver payment related to your basic subscription right. Because we will not know the total number of unsubscribed shares prior to the expiration of the rights offering, if you wish to maximize the number of shares you purchase pursuant to your over-subscription privilege, you will need to deliver payment in an amount equal to the aggregate subscription price for the maximum number of shares of our common stock that may be available to you, assuming that no stockholder other than you and the standby purchasers who have agreed to exercise their basic subscription rights for [          ] shares, will purchase any shares of our common stock pursuant to their basic subscription right.

We can provide no assurances that you will be able to purchase the number of shares issuable upon the exercise of your over-subscription privilege in full. We will not be able to satisfy any orders for shares pursuant to the over-subscription privilege if all of our stockholders exercise their basic subscription rights in full. We can only honor an over-subscription privilege to the extent sufficient shares of our common stock are available following the exercise of subscription rights pursuant to the basic subscription rights.

To the extent the aggregate subscription price of the actual number of unsubscribed shares available to you pursuant to the over-subscription privilege is less than the amount you actually paid in connection with the exercise of the over-subscription privilege, you will be allocated only the number of unsubscribed shares available to you, and any excess subscription payments will be returned to you, without interest, as soon as practicable.

To the extent the amount you actually paid in connection with the exercise of the over-subscription privilege is less than the aggregate subscription price of the actual number of unsubscribed shares available to you pursuant to the over-subscription privilege, you will be allocated the number of unsubscribed shares for which you actually paid in connection with the over-subscription privilege.

Fractional shares of our common stock resulting from the exercise of the over-subscription privilege will be eliminated by rounding down to the nearest whole share, with the total subscription payment being adjusted accordingly. Any excess subscription payments received by the subscription agent will be returned, without interest, as soon as practicable following the expiration of the rights offering.

We will deliver certificates representing shares or credit the account of your record holder with shares of our common stock purchased with the over-subscription privilege as soon as practicable after the expiration of the rights offering.

Reasons for the Stock Offerings

In this prospectus, we will refer to the rights offering and the offering to standby purchasers collectively as the “stock offerings.” We are engaging in the stock offerings to raise equity capital to improve the Company’s capital position. Our board of directors has chosen to raise capital through a rights offering to give our stockholders the opportunity to limit ownership dilution by participating in the rights offering on a pro-rata basis. Our board of directors has chosen to raise additional capital through the sale of shares of our common stock to standby purchasers to improve the likelihood of success of our capital-raising efforts. Our board of directors also considered several alternative capital raising methods prior to concluding that the rights offering was the appropriate option under the current circumstances. We believe that the rights offering will strengthen our financial condition by generating additional cash and increasing our capital position; however, our board of directors is making no recommendation regarding your exercise of the subscription rights. We cannot assure you that we will not need to seek additional financing or engage in additional capital offerings in the future. We urge you to make your decision based on your own assessment of our business and financial condition, our prospects for the future, and the terms of the stock offerings.

Standby Commitments

Prior to making their commitment to participate in the stock offerings, each of the standby purchasers executed a non-disclosure agreement and pursuant thereto gained access to certain non-public information about us and participated in discussions with our management. Following a due diligence review of the Company by the standby purchasers, we negotiated and subsequently entered into standby purchase agreements with the standby purchasers in connection with the rights offering. The following description of the standby purchase agreements summarizes certain terms of the standby purchase agreements. A form of the standby purchase agreements has been filed as an exhibit to the registration statement of which this prospectus is a part. We urge you to carefully read the entire document. See “Incorporation by Reference.”

Subject to certain conditions, the standby purchase agreements obligate us to sell, and requires the standby purchasers to purchase from us, up to an aggregate of $[     ] million ([standby maximum] shares) of our common stock offered to, but not subscribed for by, other stockholders in the rights offering. Each of the standby purchasers has agreed to a maximum ownership limitation that restricts each of them, with their associates and other individuals, from owning greater than     % of our issued and outstanding shares of common stock following the stock offerings. The number of shares available for sale to the standby purchasers will depend on the number of shares subscribed for by stockholders in the rights offering. In exchange for the commitment of the standby purchasers, we have agreed to sell them no less than [standby minimum] shares of common stock in the aggregate, the minimum guarantee amount. Therefore, in no event will we issue fewer than [standby minimum] shares to standby purchasers. The $[offering price] price per share paid by the standby purchasers for such common stock equals the subscription price paid by all others in the rights offering. The table below reflects the name of each standby purchaser, the total commitment to of each standby purchaser to purchase shares of our common stock and the minimum amount of our common stock each standby purchaser is guaranteed by participating in the stock offerings.

Standby Purchaser	Total Commitment	Minimum Guarantee

Each standby purchase agreement provides that it may be terminated by the standby purchaser only upon the occurrence of the following events:

•	the suspension of trading in our common stock, the establishment of limited or minimum prices for our common stock, or a general suspension of trading in or the establishment of limited or minimum prices on the New York Stock Exchange or The Nasdaq Global Market, any banking moratorium, any suspension of payments with respect to banks in the United States, or a declaration of war or national emergency in the United States;

•	any circumstances that would result in the standby purchaser, individually or otherwise with any other person or entity, being required to register as a depository institution holding company under federal or state laws or regulations, or to submit an application, or notice, to a federal regulatory authority;

•	prior to the expiration time, if we experience a material adverse change in our financial condition from our financial condition on [ ], except as specifically disclosed in this prospectus;

•	if the stock offerings are not completed by [ ] through no fault of the standby purchasers; or

•	in the event that we are unable to obtain any required federal or state approvals for the stock offerings on conditions reasonably satisfactory to us despite our reasonable efforts to obtain such approvals.

Each standby purchaser has represented to us that they are not “affiliates” of the other within the meaning of Rule 405 of the Securities Act of 1933, as amended, and are not acting in concert with each other and are not members of a “group” (within the meaning of Section 13(d) (3) of the Exchange Act) and have no current intention to act in the future in a manner that would make them members of such a group.

We reserve the right to negotiate and enter into standby purchase agreements with additional standby purchasers following the effective date of this prospectus. In the event we enter into additional standby purchase agreements, the subscription price, the aggregate number of shares of our common stock to be sold in the stock offerings and the number of shares available for issuance upon the exercise of subscription rights will not change.

Limit on How Many Shares of Common Stock You May Purchase in the Rights Offering

You, together with the following persons, may not exercise subscription rights (including over-subscriptions) to purchase shares of our common stock which, when aggregated with your existing ownership, would result in you, together with the following persons, owning in excess of [     ]% of our issued and outstanding shares of common stock following the stock offerings:

•	your spouse or relatives of you or your spouse living in your house;

•	companies, trusts or other entities in which you are a trustee, have a controlling beneficial interest or hold a senior position; or

•	other persons who may be your associates or persons acting in concert with you.

The term “associate” is used above to indicate any of the following relationships with a person:

•	any corporation or organization, other than CapitalSouth Bancorp or CapitalSouth Bank, of which a person is a senior officer or partner, or beneficially owns, directly or indirectly, 10% or more of any class of equity securities of the corporation or organization;

•	any trust or other estate, if the person has a substantial beneficial interest in the trust or estate or is a trustee or fiduciary of the estate (although a person who has a substantial beneficial interest in one of our tax-qualified or non-tax-qualified employee plans, or who is a trustee or fiduciary of the plan is not an associate of the plan, and our tax-qualified employee plans are not associates of a person); or

•	any person who is related by blood or marriage to such person and:

(i) who lives in the same house as the person; or

(ii) who is a director or senior officer of CapitalSouth Bancorp, CapitalSouth Bank or a subsidiary thereof; and any person acting in concert with the persons or entities specified above.

As used above, the term “acting in concert” means:

•	knowing participation in a joint activity or interdependent conscious parallel action towards a common goal, whether or not pursuant to an express agreement; or

•	a combination or pooling of voting or other interests in the securities of an issuer for a common purpose pursuant to any contract, understanding, relationship, agreement or other arrangement, whether written or otherwise.

A person or company that acts in concert with another person or company (“other party”) shall also be deemed to be acting in concert with any person or company who is also acting in concert with that other party, except that any of our tax-qualified employee plans will not be deemed to be acting in concert with its trustee or a person who serves in a similar capacity solely for the purpose of determining whether stock held by the trustee and stock held by the plan will be aggregated.

In addition, we will not issue shares of common stock pursuant to the exercise of basic subscription rights or over-subscription privileges, or to any standby purchaser who, in our sole opinion, could be required to obtain prior clearance or approval from or submit a notice to any state or federal bank regulatory authority to acquire, own or control such shares if, as of [expiration date], such clearance or approval has not been satisfactorily obtained and any required waiting period has not expired. If we elect not to issue shares in such case, such shares will become available to satisfy over-subscription by other stockholders pursuant to subscription rights and will be available to standby purchasers.

Method of Exercising Subscription Rights

The exercise of subscription rights is irrevocable and may not be canceled or modified. You may exercise your subscription rights as follows:

Subscription by Registered Holders.  If you hold a CapitalSouth Bancorp stock certificate, the number of shares you may purchase pursuant to your basic subscription right is indicated on the enclosed rights certificate. You may exercise your subscription rights by properly completing and executing the rights certificate and forwarding it, together with your full payment, to the subscription agent at the address set forth below under “— Subscription Agent,” to be received prior to 5:00 p.m., Eastern Time, on [expiration date].

Subscription by Beneficial Owners.  If you are a beneficial owner of shares of our common stock that are registered in the name of a broker, custodian bank or other nominee, you will not receive a rights certificate. Instead, the DTC will issue one subscription right to the nominee record holder for each share of our common stock that you own at the record date. If you are not contacted by your nominee, you should promptly contact your nominee in order to subscribe for shares of our common stock in the rights offering.

Payment Method

As described in the rights certificate, payments submitted to the subscription agent must be made in full United States currency by:

•	certified or cashier’s check or bank draft payable to Registrar and Transfer Company, the subscription agent, drawn upon a United States bank;

•	postal, telegraphic or express money order payable to Registrar and Transfer Company; or

•	wire transfer of immediately available funds to accounts maintained by Registrar and Transfer Company.

You may not remit personal checks of any type. We will not honor payment received after the expiration date of the rights offering, and the subscription agent will return your payment to you, without interest or deduction, as soon as practicable. The subscription agent will be deemed to receive payment upon:

•	receipt by the subscription agent of any certified check or bank draft, drawn upon a United States bank;

•	receipt by the subscription agent of any postal, telegraphic or express money order; or

•	receipt of collected funds in the subscription agent’s account.

You should read and follow the instructions accompanying the rights certificate carefully and strictly follow it. As described in the instructions accompanying the rights certificate, in certain cases additional documentation or signature guarantees may be required. We will not consider your subscription received until the subscription agent has received delivery of a properly completed and duly executed rights certificate and payment of the full subscription amount.

The method of delivery of payments of the subscription amount to the subscription agent will be at the risk of the holders of subscription rights. If sent by mail, we recommend that you send those documents and payments by overnight courier or by registered mail, properly insured, with return receipt requested, and that a sufficient number of days be allowed to ensure delivery to the subscription agent. Do not send or deliver these materials to us.

Medallion Guarantee May Be Required

Your signature on your rights certificate must be guaranteed by an eligible institution, such as a member firm of a registered national securities exchange or a member of the Financial Industry Regulatory Authority, Inc., or a commercial bank or trust company having an office or correspondent in the United States, subject to standards and procedures adopted by the subscription agent, unless:

•	you provide on the rights certificate that shares are to be delivered to you as record holder of those subscription rights; or

•	you are an eligible institution.

Missing or Incomplete Subscription Information

If you hold your shares of common stock in the name of a custodian bank, broker, dealer or other nominee, the nominee will exercise the subscription rights on your behalf in accordance with your instructions. Your nominee may establish a deadline that may be before the 5:00 p.m., Eastern Time [expiration date] expiration date that we have established for the rights offering. If you send a payment that is insufficient to purchase the number of shares you requested, or if the number of shares you requested is not specified in the forms, the payment received will be applied to exercise your subscription rights to the fullest extent possible based on the amount of the payment received, subject to the availability of shares under the over-subscription privilege and the elimination of fractional shares. Any excess subscription payments received by the subscription agent will be returned, without interest, as soon as practicable following the expiration of the rights offering.

Expiration Date and Cancelation Rights

The subscription period, during which you may exercise your subscription rights, expires at 5:00 p.m., Eastern Time, on [expiration date], which is the expiration of the rights offering. If you do not exercise your subscription rights prior to that time, your subscription rights will expire and will no longer be exercisable. We will not be required to issue shares of our common stock to you if the subscription agent receives your rights certificate or your subscription payment after that time. We have the option to extend the rights offering without notice to you, although we do not presently intend to do so. We may extend the expiration of the rights offering by giving oral or written notice to the subscription agent prior to the expiration of the rights offering. If we elect to extend the expiration of the rights offering, we will issue a press release announcing such extension no later than 9:00 a.m., Eastern Time, on the next business day after the most recently announced expiration of the rights offering.

If you hold your shares of common stock in the name of a custodian bank, broker, dealer or other nominee, the nominee will exercise the subscription rights on your behalf in accordance with your instructions. The nominee may establish a deadline that may be before the 5:00 p.m., Eastern Time, [expiration date], expiration date that we have established for the rights offering.

We may cancel the rights offering at any time for any reason prior to the time the rights offering expires. If we cancel the rights offering, we will issue a press release notifying stockholders of the cancelation and all subscription payments received by the subscription agent will be returned, without interest or deduction, as soon as practicable.

Determination of Subscription Price

In determining the subscription price, we established a pricing committee, comprised of independent members of our board of directors, who are not acting as standby purchasers. In determining the subscription price, the pricing committee considered a number of factors, including: the price at which our stockholders might be willing to participate in the rights offering, historical and current trading prices for our common stock, the amount of proceeds desired, the need for liquidity and capital, potential market conditions, negotiations with standby purchasers and the desire to provide an opportunity to our stockholders to participate in the rights offering on a pro rata basis. In conjunction with its review of these factors, the pricing committee also reviewed our history and prospects, including our past and present earnings, our prospects for future earnings, our current financial condition and regulatory status. We did not seek or obtain an opinion of financial advisors in establishing the subscription price. The subscription price is not necessarily related to our book value, tangible book value, net worth or any other established criteria of value and may or may not be considered the fair value of our common stock to be offered in the rights offering.

We cannot assure you that the market price of our shares of common stock will not decline during or after the rights offering. We also cannot assure you that you will be able to sell shares of our common stock purchased during the rights offering at a price equal to or greater than the subscription price. We urge you to obtain a current quote for our common stock before exercising your subscription rights and to make your own assessment of our business and financial condition, our prospects for the future, and the terms of this rights offering.

Conditions, Withdrawal, Amendment and Termination

We reserve the right to withdraw the rights offering at any time for any reason. We also may amend or terminate the rights offering at any time before completion of the rights offering if our board of directors decides to do so in its sole discretion. We may waive any of these conditions and choose to proceed with the rights offering even if one or more of these events occur. If we terminate the rights offering, all affected subscription rights will expire without value, and all excess subscription payments received by the subscription agent will be returned, without interest, as soon as practicable.

Subscription Agent and Information Agent

The subscription agent for this offering is Registrar and Transfer Company. The address to which rights certificates and payments, other than wire transfers, should be mailed or delivered is provided below. If sent by mail, we recommend that you send documents and payments by overnight courier or by registered mail, properly insured, with return receipt requested, and that a sufficient number of days be allowed to ensure delivery to the subscription agent. Do not send or deliver these materials to CapitalSouth Bancorp.

By Mail: Registrar and Transfer Company P.O. Box 645 Cranford, NJ 07016-0645 Attn: Reorg/Exchange Department	By Hand or Overnight Courier: Registrar and Transfer Company 10 Commerce Drive Cranford, NJ 07016 Attn: Reorg/Exchange Department

If you deliver subscription documents, rights certificates or notices of guaranteed deliver in a manner different than that described in this prospectus, we may not honor the exercise of your subscription rights.

If you have any questions regarding completing a rights certificate or submitting payment in the rights offering, please call our subscription agent for the rights offering, Registrar and Transfer Company, at (800) 368 -5948 (toll free), Monday through Friday, between 10:00 a.m. and 4:00 p.m., Eastern Time. Registrar and Transfer Company is not available to answer questions on weekends or bank holidays. You may also contact Registrar and Transfer Company with questions by electronic mail at info@rtco.com.

We have appointed Keefe, Bruyette & Woods, Inc. as information agent for the offering. Any questions or requests regarding CapitalSouth Bancorp, CapitalSouth Bank or the stock offerings may be directed to Keefe, Bruyette & Woods, Inc. at (          )          -          (toll free) Monday through Friday, between 10:00 a.m. and 4:00 p.m., Eastern Time. Keefe, Bruyette & Woods, Inc. is not available to answer questions on weekends or bank holidays.

Fees and Expenses

We will pay the fees and expenses of the subscription agent and the information agent and have also agreed to indemnify the information agent from certain liabilities that it may incur in connection with the rights offering. You are responsible for paying any other commissions, fees, taxes or other expenses incurred in connection with the exercise of the subscription rights.

No Fractional Shares

All shares will be sold at a purchase price of $[offering price] per share. We will not issue fractional shares. Fractional shares of our common stock resulting from the exercise of the basic subscription rights and the over-subscription privileges will be eliminated by rounding down to the nearest whole share. Any excess subscription payments received by the subscription agent will be returned, without interest, as soon as practicable.

Notice to Nominees

If you are a broker, custodian bank or other nominee holder that holds shares of our common stock for the account of others on the record date, you should notify the beneficial owners of the shares for whom you are the nominee of the rights offering as soon as possible to learn their intentions with respect to exercising their subscription rights. You should obtain instructions from the beneficial owners of our common stock. If a registered holder of our common stock so instructs, you should complete the rights certificate and submit it to the subscription agent with the proper subscription payment by the expiration date. You may exercise the number of subscription rights to which all beneficial owners in the aggregate otherwise would have been entitled had they been direct holders of our common stock on the record date, provided that you, as a nominee record holder, make a proper showing to the subscription agent by submitting the form entitled “Nominee Holder Certification,” which is provided with your rights offering materials. If you did not receive this form, you should contact the subscription agent to request a copy.

Beneficial Owners

If you are a beneficial owner of shares of our common stock and will receive your subscription rights through a broker, custodian bank or other nominee, we will ask your nominee to notify you of the rights offering. If you wish to exercise your subscription rights, you will need to have your nominee act for you, as described above. To indicate your decision with respect to your subscription rights, you should follow the instructions of your nominee. If you wish instead to obtain a separate rights certificate, you should contact your nominee as soon as possible and request that a rights certificate be issued to you. You should contact your nominee if you do not receive notice of the rights offering, but you believe you are entitled to participate in the rights offering. We are not responsible if you do not receive the notice by mail or otherwise from your nominee or if you receive notice without sufficient time to respond to your nominee by the deadline established by your nominee, which may be before the 5:00 p.m., Eastern Time, [expiration date], expiration date.

Non-Transferability of Subscription Rights

The subscription rights granted to you are non-transferable and, therefore, you may not sell, transfer or assign your subscription rights to anyone. The subscription rights will not be listed for trading on The Nasdaq Global Market or any other stock exchange or market. The shares of our common stock issuable upon exercise of the subscription rights will be listed on The Nasdaq Global Market.

Validity of Subscriptions

We will resolve all questions regarding the validity and form of the exercise of your subscription rights, including time of receipt and eligibility to participate in the rights offering. Our determination will be final and binding. Once made, subscriptions and directions are irrevocable, and we will not accept any alternative, conditional or contingent subscriptions or directions. We reserve the absolute right to reject any subscriptions or directions not properly submitted or the acceptance of which would be unlawful. You must resolve any irregularities in connection with your subscriptions before the subscription period expires, unless waived by us in our sole discretion. Neither we nor the subscription agent shall be under any duty to notify you or your representative of defects in your subscriptions. A subscription will be considered accepted, subject to our right to withdraw or terminate the rights offering, only when a properly completed and duly executed rights certificate and any other required documents and the full subscription payment have been received by the subscription agent. Our interpretations of the terms and conditions of the rights offering will be final and binding.

Escrow Arrangements; Return of Funds

The subscription agent will hold funds received in payment for shares of our common stock in a segregated account pending completion of the rights offering. The subscription agent will hold this money in escrow until the rights offering is completed or is withdrawn and canceled. If the rights offering is canceled for any reason, all subscription payments received by the subscription agent will be returned, without interest or deduction, as soon as practicable.

Stockholder Rights

You will have no rights as a holder of the shares of our common stock you purchase in the rights offering until certificates representing the shares of our common stock are issued to you, or your account at your nominee is credited with the shares of our common stock purchased in the rights offering.

No Revocation or Change

Once you submit the rights certificate or have instructed your nominee of your subscription request, you are not allowed to revoke or change the exercise or request a refund of monies paid. All exercises of subscription rights are irrevocable, even if you learn information about us that you consider to be unfavorable.

You should not exercise your subscription rights unless you are certain that you wish to purchase additional shares of our common stock at the subscription price.

Regulatory Limitation

We will not issue shares of common stock pursuant to the exercise of basic subscription rights or over-subscription rights, or to any stockholder or standby purchaser who, in our sole opinion, could be required to obtain prior clearance or approval from or submit a notice to any state or federal bank regulatory authority to acquire, own or control such shares if, as of [expiration date], such clearance or approval has not been obtained and/or any required waiting period has not expired. If we elect not to issue shares in such case, such shares will become available to satisfy over-subscription by other stockholders pursuant to subscription rights and will be available to standby purchasers.

Material U.S. Federal Income Tax Treatment of Rights Distribution

For U.S. federal income tax purposes, you should not recognize income or loss upon receipt or exercise of these subscription rights to purchase shares of our common stock for the reasons described below in “Material U.S. Federal Income Tax Consequences.”

No Recommendation to Rights Holders

Our board of directors is making no recommendation regarding your exercise of the subscription rights. Stockholders who exercise subscription rights risk investment loss on new money invested. We cannot assure you that the market price for our common stock will be above the subscription price or that anyone purchasing shares at the subscription price will be able to sell those shares in the future at the same price or a higher price. You are urged to make your decision based on your own assessment of our business and financial condition, our prospects for the future and the terms of this rights offering. Please see “Risk Factors” for a discussion of some of the risks involved in investing in our common stock.

Shares of Our Common Stock Outstanding After the Rights Offering

Assuming no options are exercised prior to the expiration of the rights offering, we anticipate that we will have a minimum of approximately [          ] shares of common stock and a maximum of [          ] shares of common stock outstanding after consummation of the stock offerings. The number of shares of common stock that we will issue in the rights offering will depend on the number of shares that are subscribed for by our stockholders in the rights offering. The standby purchasers have agreed to acquire up to [standby maximum] shares of common stock offered but not subscribed for by stockholders in the rights offering. In exchange for the commitment of the standby purchasers, we have agreed to sell to the standby purchasers no less than [standby minimum] shares of common stock. If there are not sufficient shares of common stock available in the rights offering to satisfy the minimum amount guaranteed to the standby purchasers, we will sell to the standby purchasers additional shares of common stock necessary to meet the minimum guaranteed amount upon closing of the rights offering.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

The following discussion is a summary of the material federal income tax consequences to U.S. Holders of our common stock (as defined below) of the receipt of subscription rights in the rights offering and the ownership, exercise and disposition of the subscription rights. This discussion is a summary and does not consider all aspects of U.S. federal income taxation that may be relevant to particular U.S. Holders in the light of their individual investment circumstances or to certain types of U.S. Holders that are subject to special tax rules, including partnerships, banks, financial institutions or other “financial services” entities, broker-dealers, insurance companies, tax-exempt organizations, regulated investment companies, real estate investment trusts, retirement plans, individual retirement accounts or other tax-deferred accounts, persons who use or are required to use mark-to-market accounting, persons that received our common stock in satisfaction of our prior indebtedness to such persons, persons that hold rights or our common stock as part of a “straddle,” a “hedge”

or a “conversion transaction,” persons that have a functional currency other than the U.S. dollar, investors in pass-through entities, certain former citizens or permanent residents of the United States and persons subject to the alternative minimum tax. This discussion also does not address any federal non-income, state, local or foreign tax considerations to U.S. Holders, nor does it address any tax considerations to persons other than U.S. Holders. This summary assumes that U.S. Holders have held our common stock exclusively as a “capital asset” within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended, or the “Code.” This summary is based on the Code and applicable Treasury Regulations, rulings, administrative pronouncements and decisions as of the date hereof, all of which are subject to change or differing interpretations at any time with possible retroactive effect.

For purposes of this discussion, a “U.S. Holder” is a beneficial owner of our common stock who is (1) a citizen or an individual resident of the United States; (2) a corporation (or entity treated as a corporation for U.S. federal income tax purposes) created or organized, or treated as created or organized, in or under the laws of the United States or any political subdivision of the United States; (3) an estate the income of which is subject to U.S. federal income taxation regardless of its source; or (4) a trust (a) if a court within the United States is able to exercise primary supervision over its administration and one or more U.S. persons have authority to control all substantial decisions of the trust or (b) that has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person.

If a partnership (or entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds our common stock, the tax treatment of a partner in the partnership will depend upon the status of the partner and the activities of the partnership. In this event, the partner and partnership should consult their tax advisors concerning the tax treatment of the receipt of subscription rights in the rights offering and the ownership, exercise and disposition of the subscription rights.

EACH HOLDER OF OUR COMMON STOCK IS URGED TO CONSULT THEIR TAX ADVISOR REGARDING THE SPECIFIC FEDERAL, STATE, LOCAL AND FOREIGN INCOME AND OTHER TAX CONSIDERATIONS OF THE RECEIPT OF SUBSCRIPTION RIGHTS IN THE RIGHTS OFFERING AND THE OWNERSHIP, EXERCISE AND DISPOSITION OF THE SUBSCRIPTION RIGHTS.

Receipt, Exercise and Expiration of the Subscription Rights; Tax Basis and Holding Period of Shares Received upon Exercise of the Subscription Rights

You should not recognize taxable income for U.S. federal income tax purposes in connection with the receipt of subscription rights in the rights offering. If you allow the subscription rights received in the offering to expire, you should not recognize any gain or loss upon the expiration of the subscription rights. You also should not recognize any gain or loss upon the exercise of the subscription rights received in the rights offering, and the tax basis of the shares of our common stock acquired through the exercise of the subscription rights should equal the sum of the subscription price for the shares and your tax basis, if any, in the subscription rights.

Your tax basis in the subscription rights will generally be zero unless either (1) the fair market value of the subscription rights on the date such subscription rights are distributed is equal to or exceeds 15% of the fair market value on such date of our common stock with respect to which the subscription rights are received or (2) you elect, in your United States federal income tax return for the taxable year in which the subscription rights are received, to allocate part of the tax basis of such common stock to the subscription rights. In either case, a portion of your basis in our common stock with respect to which the subscription rights are received will be allocated to the subscription rights in proportion to the respective fair market values of our common stock and the subscription rights on the date the subscription rights are distributed. The fair market value of the subscription rights on the date the subscription rights are distributed is uncertain, and CapitalSouth has not obtained, and does not intend to obtain, an appraisal of the fair market value of the subscription rights on that date. In determining the fair market value of the subscription rights, you should consider all relevant facts and circumstances, including any difference between the subscription price of the subscription rights and the trading price of our common stock on the date that the subscription rights are distributed, the length of the period during which the subscription rights may be exercised and the fact that the subscription rights are non-transferable. If you have tax basis in the subscription rights and you allow the subscription rights to expire, the tax basis of our common stock owned by you with respect to which such subscription rights were distributed will be restored to the tax basis of such common stock immediately before the receipt of the subscription rights in the rights offering. The holding period for the shares of our common stock acquired through the exercise of the rights will begin on the date the rights are exercised.

If you exercise the subscription rights received in this rights offering after disposing of the shares of our common stock with respect to which the subscription rights are received, then certain aspects of the tax treatment of the exercise of the subscription rights are unclear, including (1) the allocation of tax basis between our common stock previously sold and the subscription rights, (2) the impact of such allocation on the amount and timing of gain or loss recognized with respect to our common stock previously sold, and (3) the impact of such allocation on the tax basis of our common stock acquired through exercise of the subscription rights. If you exercise the subscription rights received in the rights offering after disposing of the shares of our common stock with respect to which the subscription rights are received, you should consult your tax advisor.

Sale of Shares of Our Common Stock and Receipt of Distributions on Shares of Our Common Stock

You will recognize capital gain or loss upon the sale of our common stock acquired through the exercise of subscription rights in an amount equal to the difference between the amount realized and your tax basis in our common stock. The capital gain or loss will be long-term if your holding period in the shares is more than one year.

Long-term capital gains recognized by individuals are taxable under current law at a maximum rate of 15%. Under current law, long-term capital gains recognized by individuals will be taxable at a maximum rate of 20% for taxable years beginning after December 31, 2010. Long-term capital gains recognized by corporations are taxable at ordinary corporate tax rates. If you have held your shares of our common stock for one year or less, your capital gain or loss will be short-term. Short-term capital gains are taxed at a maximum rate equal to the maximum rate applicable to ordinary income. Your ability to use any capital loss is subject to certain limitations.

Distributions, if any, on shares of our common stock acquired through the exercise of subscription rights will be taxable to you as a dividend to the extent that the cash and fair market value of property is allocable to our current and accumulated earnings and profits for the taxable year in which the distribution is made. Dividends received by corporate holders of our common stock are taxable at ordinary corporate tax rates, subject to any applicable dividends-received deduction. Dividends received by noncorporate (individual) holders of our common stock in taxable years beginning before January 1, 2011 are taxed under current law at the holder’s capital gain tax rate (a maximum rate of 15%) provided that the holder meets applicable holding period and other requirements. Under current law, dividends received by noncorporate holders of our common stock in subsequent taxable years will be taxed as ordinary income at a maximum rate of 35%. Any distributions in excess of our current and accumulated earnings and profits will be treated as a tax-free return of basis, and any further distributions in excess of your basis in our common stock will be treated as gain from the sale or exchange of such common stock.

Information Reporting and Backup Withholding

You may be subject to information reporting and/or backup withholding with respect to dividend payments on or the gross proceeds from the disposition of our common stock acquired through the exercise of subscription rights. Backup withholding may apply under certain circumstances if you (1) fail to furnish your social security or other taxpayer identification number, or TIN, (2) furnish an incorrect TIN, (3) fail to report interest or dividends properly, or (4) fail to provide a certified statement, signed under penalty of perjury, that the TIN provided is correct and that you are not subject to backup withholding. Any amount withheld from a payment under the backup withholding rules is allowable as a credit against (and may entitle you to a refund with respect to) your federal income tax liability, provided that the required information is furnished to the Internal Revenue Service. Certain persons are exempt from backup withholding, including corporations and financial institutions. You should consult your tax advisors as to your qualification for exemption from withholding and the procedure for obtaining such exemption.

PLAN OF DISTRIBUTION

Directors, Executive Officers and Employees

We are offering shares of our common stock directly to you pursuant to the rights offering. Our directors and executive officers may participate in the solicitation of the exercise of subscription rights for the purchase of common stock. These persons will be reimbursed for their reasonable out-of-pocket expenses incurred in connection with any solicitation. Other trained employees of CapitalSouth Bank may assist in the rights offering in ministerial capacities, providing clerical work in effecting an exercise of subscription rights or answering questions of a ministerial nature. Other questions of prospective purchasers will be directed to our executive officers or registered representatives of Keefe, Bruyette & Woods, Inc., our financial advisor and information agent. Our other employees have been instructed not to solicit the exercise of subscription rights for the purchase of shares of common stock or to provide advice regarding the exercise of subscription rights. We will rely on Rule 3a4-1 under the Securities Exchange Act of 1934, as amended, and the solicitation of subscription rights and the sales of the common stock underlying such subscription rights will be conducted within the requirements of Rule 3a4-1, so as to permit officers, directors and employees to participate in the sale of our common stock. None of our officers, directors or employees will be compensated in connection with their participation in the offering by the payment of commissions or other remuneration based either directly or indirectly on the transactions in the shares of common stock.

Financial Advisor

We have engaged Keefe, Bruyette & Woods, Inc., a broker-dealer registered with the Financial Industry Regulatory Authority, Inc. (FINRA), as our financial advisor and placement agent in connection with the stock offerings pursuant to an agency agreement between Keefe, Bruyette & Woods, Inc. and us. Keefe, Bruyette & Woods, Inc. is a nationally recognized investment banking firm whose principal business specialty is financial institutions. In the ordinary course of its investment banking business, Keefe, Bruyette & Woods, Inc. is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions.

In its capacity as our financial advisor and placement agent, Keefe, Bruyette & Woods, Inc. provided advice to us regarding the structure of the stock offerings as well as with respect to marketing the shares of our common stock to be issued in the stock offerings. Keefe, Bruyette & Woods, Inc. has identified potential standby purchasers and assisted us in drafting standby purchase agreements with the standby purchasers. Keefe, Bruyette & Woods, Inc. may identify additional standby purchasers and assist us in negotiating standby purchase agreements with such additional standby purchasers following the effective date of this prospectus. In the event we enter into additional standby purchase agreements, the subscription price, the aggregate number of shares of our common stock to be sold in the stock offerings and the number of shares available for issuance upon the exercise of subscription rights will not change. Keefe, Bruyette & Woods, Inc. will use its reasonable efforts to advise and assist us in our efforts to solicit holders to exercise rights in the rights offering but will not underwrite the offering and has no obligation to purchase or procure purchases of the common stock offered hereby or otherwise act in any capacity whatsoever as an underwriter.

Keefe, Bruyette & Woods, Inc. has not prepared any report or opinion constituting a recommendation or advice to us or our stockholders, nor has Keefe, Bruyette & Woods, Inc. prepared an opinion as to the fairness of the subscription price or the terms of the offering to us or our current stockholders. Keefe, Bruyette & Woods, Inc. expresses no opinion and makes no recommendation to holders of the subscription rights as to the purchase by any person of shares of our common stock. Keefe, Bruyette & Woods, Inc. also expresses no opinion as to the prices at which shares to be distributed in connection with the rights offering may trade if and when they are issued or at any future time. See “The Rights Offering — Determination of Subscription Price.”

As compensation for its services, upon completion of the stock offerings, we have agreed to pay Keefe, Bruyette & Woods, Inc. the following amounts:

•	an advisory fee of 1.5% of the gross proceeds to CapitalSouth of the rights offering and the standby offering, with a minimum fee of $100,000; plus

•	a placement fee of 6% of the gross purchase price of shares of common stock committed by purchasers in the standby offering (the placement fee is not payable on commitments up to a maximum aggregate commitment of $5,000,000 by CapitalSouth board members, officers or other accredited investors not introduced to CapitalSouth by Keefe, Bruyette & Woods, Inc. as potential standby purchasers); and

•	a placement fee of 6% to Keefe, Bruyette & Woods, Inc. if we terminate our engagement of Keefe, Bruyette & Woods, Inc. and, within one year from the date of termination, we obtain financing from any entity that was introduced to us by Keefe, Bruyette & Woods, Inc. as a potential investor in the stock offerings during such engagement, and if such entity executed a confidentially agreement in our favor.

We have agreed to indemnify Keefe, Bruyette & Woods, Inc. and persons who control Keefe, Bruyette & Woods, Inc. against certain liabilities, including liabilities under the Securities Act of 1933, as amended, and to contribute payment Keefe, Bruyette & Woods, Inc. may be required to make for these liabilities. We will also pay the fees and expenses of Registrar and Transfer Company, as subscription agent, and we have agreed to indemnify the subscription agent from certain liabilities in connection with the offering. We have agreed to reimburse Keefe, Bruyette & Woods, Inc. for its reasonable out-of-pocket expenses pertaining to its engagement (subject to a maximum out-of-pocket reimbursement of $15,000), and legal fees up to $150,000, regardless of whether the rights offering is consummated. We have agreed to indemnify Keefe, Bruyette & Woods, Inc. against certain liabilities arising out of its engagement.

We, and each of our directors and executive officers have agreed, for a period of 180 days after the closing date of the offering, not to offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant for the sale of, or otherwise dispose of or transfer any shares of our common stock or any securities convertible into or exchangeable or exercisable for our common stock, or to enter into any swap or any other agreement or any transaction that transfers the economic consequences of ownership of our common stock, without, in each case, the prior written consent of Keefe, Bruyette & Woods, Inc., subject to certain specified exceptions. These restrictions expressly preclude us, and our executive officers and directors, from engaging in any hedging or other transaction or arrangement that is designed to, or which reasonably could be expected to, lead to or result in a sale, disposition or transfer, in whole or in part, of any of the economic consequences of ownership of our common stock, whether such transaction would be settled by delivery of common stock or other securities, in cash or otherwise.

The 180-day restricted period described above is subject to extension under limited circumstances. In the event either (1) during the period that begins on the date that is 15 calendar days plus three business days before the last day of the 180-day restricted period and ends on the last day of the 180-day restricted period, we issue an earnings release or material news or a material event relating to us occurs; or (2) prior to the expiration of the 180-day restricted period, we announce we will release earnings results during the 16-day period beginning on the last day of the 180-day restricted period, then the restricted period will continue to apply until the expiration of the date that is 15 calendar days plus three business days after the date on which the earnings release is issued or the material news or material event related to us occurs.

Keefe, Bruyette & Woods, Inc. may in the future provide other investment banking services to us and will receive compensation for such services. In the ordinary course of its business as a broker-dealer, Keefe, Bruyette & Woods, Inc. may also purchase securities from and sell securities to us and may actively trade our equity or debt securities for its own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

EXPERTS

The consolidated financial statements of CapitalSouth Bancorp as of December 31, 2007 and 2006, and for each of the years in the three year period ended December 31, 2007 appearing in CapitalSouth Bancorp’s Annual Report on Form 10-K for the year ended December 31, 2007 have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The audit report covering the December 31, 2007 consolidated financial statements refers to CapitalSouth Bancorp’s change in its method of accounting for uncertainty in income taxes during 2007.

LEGAL MATTERS

Certain legal matters in connection with this offering will be passed upon for us by Bradley Arant Rose & White LLP, Birmingham, Alabama. As of [record date], the partners and associates of Bradley Arant Rose & White LLP beneficially owned approximately [          ] shares of our outstanding common stock.

INCORPORATION BY REFERENCE

The Securities and Exchange Commission, or the SEC, allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information we incorporate by reference is an important part of this prospectus. We incorporate by reference the documents listed below. The documents we incorporate by reference include:

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2007;

•	our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2008;

•	our Definitive Proxy Statement on Schedule 14A, filed April 24, 2008; and

•	the description of our common stock, $1.00 par value, set forth in the Form 8-A (File No. 000-51660) registration statement filed with the Securities and Exchange Commission on December 12, 2005, including any amendment or report filed for the purpose of updating such description.

Any statement contained in a document that is incorporated by reference will be modified or superseded for all purposes to the extent that a statement contained in this prospectus modifies or is contrary to that previous statement. Any statement so modified or superseded will not be deemed a part of this prospectus except as so modified or superseded.

You may request a copy of any of these filings at no cost, by writing or telephoning us at the following address or telephone number:

CapitalSouth Bancorp
2340 Woodcrest Place
Birmingham, Alabama 35209
(205) 870-1939

We have filed with the SEC a registration statement under the Securities Act of 1933, as amended, with respect to the shares of common stock offered hereby. As permitted by the rules and regulations of the SEC, this prospectus does not contain all the information set forth in the registration statement. Such information can be examined without charge at the public reference facilities of the SEC located at 450 Fifth Street, N.W., Washington, D.C. 20549, and copies of such material can be obtained from the Securities and Exchange Commission at prescribed rates. The Securities and Exchange Commission telephone number is 1-800-SEC-0330. In addition, the SEC maintains a web site (www.sec.gov) that contains periodic reports, proxy and information statements and other information regarding registrants that file electronically with the SEC, including CapitalSouth. The statements contained in this prospectus as to the contents of any contract or other document filed as an exhibit to the registration statement are, of necessity, brief descriptions of the material terms of, and should be read in conjunction with, such contract or document.

In addition, we make available, without charge, through our website, www.capitalsouthbank.com, electronic copies of our filings with the SEC, including copies of annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and amendments to these filings, if any. Information on our website should not be considered a part of this prospectus, and we do not intend to incorporate into this prospectus any information contained in the website.

[          ] Shares

Common Stock

PROSPECTUS

Keefe, Bruyette & Woods

[          ], 2008

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.	Other Expenses of Issuance and Distribution.

SEC registration fee	$982.50
*Accounting fees and expenses	$
*Legal fees and expenses	$
*Financial and marketing advisory fees	$
*Printing and engraving expenses	$
*Filing fees (FINRA, SEC and Nasdaq)	$
*Subscription agent and registrar fees and expenses	$
*Certificate printing	$
*Miscellaneous	$

*Total	$

*	To be filed by amendment

Item 14.	Indemnification of Directors and Officers.

Our Restated Certificate of Incorporation and bylaws authorize us to indemnify its directors, officers, employees and agents to the full extent permitted by law. Section 145 of the Delaware General Corporation Law (DGCL) contains detailed and comprehensive provisions providing for indemnification of directors and officers of Delaware corporations against expenses, judgments, fines and settlements in connection with litigation. Under Delaware law, other than an action brought by or in the right of the Company, such indemnification is available if it is determined that the proposed indemnitee acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interest of the Company and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. In actions brought by or in the right of the Company, such indemnification is limited to expenses (including attorneys’ fees) actually and reasonably incurred in the defense or settlement of such action if the indemnitee acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interest of the Company and except that no indemnification shall be made in respect of any claim, issues or matters as to which such person has been adjudged to be liable to us unless and only to the extent that the Delaware Court of Chancery or the court in which the action was brought determines upon application that in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

To the extent that the proposed indemnitee has been successful on the merits or otherwise in defense of any action, suit or proceeding (or any claim, issue or matter therein), he or she must be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him or her in connection therewith.

Our Restated Certificate of Incorporation provides that no director shall be liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director to the fullest extent permitted by the DGCL. Our bylaws require us to indemnify our directors and officers to the fullest extent permitted by Delaware law.

Item 15.	Recent Sales of Unregistered Securities.

Set forth below are all of the Registrant’s sales of its securities within the past three years that were not registered under the Securities Act of 1933, as amended. None of these transactions involved any underwriters or any public offerings and we believe that each of these transactions was exempt from registration requirements pursuant to Section 4(2) of the Securities Act of 1933, as amended, or Rule 701 promulgated under the Securities Act of 1933, as amended. The recipients of the securities in these transactions represented their intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof, and appropriate legends were affixed to the share certificates issued in these transactions.

In March and June, 2005, respectively, we issued a total of 5,216 shares of our common stock to certain directors of the Company, the Bank and Capital Bank (a former banking subsidiary that has now been merged into the Bank) under our Directors Compensation Plan.

On November 20, 2007, we issued 98,947 shares of our common stock to James C. Bowen. The shares were issued at a price of $9.80 per share based on the high and low trading prices of our common stock on November 20, 2007 upon the conversion of $969,680.60 of principal of the $6.5 million note issued to Mr. Bowen in connection with the merger of Monticello into the Company on September 14, 2007 (the “Merger”). As discussed in our Form 8-K dated September 14, 2007, Mr. Bowen received $8 million in notes in connection with the Merger, and pledged $1.5 million as security for Mr. Bowen’s indemnification obligations. The issuance of the shares of common stock was exempt from registration pursuant to Section 4(2) of the Securities Act of 1933, as amended. The 98,947 shares of common stock to be issued to Mr. Bowen are restricted shares, and may not be sole, transferred or otherwise disposed without registration under the Securities Act or an exemption thereunder.

Item 16.	Exhibits and Financial Statement Schedules.

The following exhibits are filed as part of this registration statement:

Number	Description

1.1	Engagement Letter between Keefe, Bruyette & Woods, Inc. and CapitalSouth Bancorp
1.2	Form of Agency Agreement(5)
3.1	Restated Certificate of Incorporation(1)
3.2	Certificate of Amendment to the Restated Certificate of Incorporation(1)
3.3	Certificate of Correction to the Restated Certificate of Incorporation(1)
3.4	Certificate of Amendment to the Restated Certificate of Incorporation(1)
3.5	Certificate of Amendment to the Restated Certificate of Incorporation(5)
3.6	Bylaws of CapitalSouth Bancorp(6)
4.1	Specimen Stock Certificate of CapitalSouth Bancorp(2)
4.2	Indenture, dated as of December 19, 2002, by and between CapitalSouth Bancorp (formerly known as Financial Investors of the South, Inc.) and State Street Bank and Trust Company of Connecticut, National Association(1)
4.3	Guarantee Agreement, dated as of December 19, 2002, by and between CapitalSouth Bancorp (formerly known as Financial Investors of the South, Inc.) and State Street Bank and Trust Company of Connecticut, National Association(1)
4.4	Indenture, dated as of September 15, 2005, by and between CapitalSouth Bancorp (formerly known as Financial Investors of the South, Inc.) and Wilmington Trust Company(1)
4.5	Guarantee Agreement, dated as of September 15, 2005, by and between CapitalSouth Bancorp (formerly known as Financial Investors of the South, Inc.) and Wilmington Trust Company(1)
4.6	Form of Rights Certificate(5)
5	Opinion of Bradley, Arant, Rose & White LLP(5)
10.1	1994 Stock Incentive Plan (as amended and restated in 1999)(1)
10.2	Form of 1994 Stock Incentive Plan Stock Option Agreement(1)+
10.3	2004 Incentive Stock Option Plan(1)+
10.4	Form of Incentive Stock Option Award under the 2004 Incentive Stock Option Plan(1)+
10.5	2005 Stock Incentive Plan(1)+
10.6	Amended and Restated Directors Compensation Plan(1)+
10.7	Third Amended and Restated Directors Compensation Plan(4)+

Number	Description

10.8	Bank Director Supplemental Retirement Program (included in Exhibit 10.6)(1)+
10.9	Form of Director Supplemental Retirement Program Director Agreement(1)+
10.10	Form of Life Insurance Endorsement Method Split Dollar Plan Agreement(1)+
10.11	Form of Executive Supplemental Retirement Plan Agreement(1)+
10.12	Incorporators Stock Option Agreement(1)+
10.13	Amendment No. 1 to Incorporators Stock Option Agreement(1)+
10.14	Form of 2005 Stock Incentive Plan Stock Option Agreement(2)+
10.15	Amendment to Incorporators Stock Option Agreement(3)+
10.16	Form of Standby Purchase Agreement(5)
10.17	Subscription Agent Agreement(5)
21.1	Subsidiaries of CapitalSouth Bancorp
23.1	Consent of Bradley, Arant, Rose and White LLP will be (contained in Opinion included as Exhibit 5)
23.2	Consent of KPMG LLP
24	Power of Attorney (set forth on signature page)
99.1	Form of Instructions as to Use of Rights Certificates(5)
99.2	Form of Letter to Shareholders who are Record Holders(5)
99.3	Form of Letter to Shareholders who are Dealers/Nominees(5)
99.4	Form of Letter to Clients who are Beneficial Holders(5)
99.5	Form of Nominee Holder Certification(5)
99.6	Form of Notice of Important Tax Information(5)

(1)	Incorporated by reference from corresponding exhibit previously filed with CapitalSouth Bancorp’s Registration Statement on Form S-1 dated October 5, 2005, File No. 333-128829.

(2)	Incorporated by reference from corresponding exhibit previously filed with CapitalSouth Bancorp’s Amendment No. 1 to Registration Statement on Form S-1 dated November 15, 2005, File No. 333-128829.

(3)	Incorporated by reference from corresponding exhibit previously filed with CapitalSouth Bancorp’s Amendment No. 2 to Registration Statement on Form S-1 dated December 2, 2005, File No. 333-128829.

(4)	Incorporated by reference from corresponding attachment filed with CapitalSouth Bancorp’s Definitive Proxy Statement for its 2006 Annual Meeting of Stockholders, filed on April 21, 2006, File No. 000-51660.

(5)	To be filed supplementally or by amendment.

(6)	Incorporated by reference from Exhibit 3.1 to CapitalSouth Bancorp Current Report on Form 8-K filed December 17, 2007, File No. 000-51660.

+	Management contract or compensatory plan arrangement.

Item 17.	Undertakings.

The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) To supplement the prospectus, after the expiration of the subscription period, to set forth the results of the subscription offer, the transactions by the underwriters during the subscription period, the amount of unsubscribed securities to be purchased by the underwriters, and the terms of any subsequent reoffering thereof. If any public offering by the underwriters is to be made on terms differing from those set forth on the cover page of the prospectus, a post-effective amendment will be filed to set forth the terms of such offering.

(5) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(6) For the purpose of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to rule 424(b)(1), or (4), or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(7) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Birmingham, State of Alabama, on June 11, 2008.

CAPITALSOUTH BANCORP

By:	/s/ W. Dan Puckett
W. Dan Puckett
Chief Executive Officer and
Chairman of the Board of Directors
(Principal Executive Officer)

POWER OF ATTORNEY

We, the undersigned directors and officers of the Company hereby severally constitute and appoint W. Dan Puckett as our true and lawful attorney and agent, to do any and all things in our names in the capacities indicated below which said W. Dan Puckett may deem necessary or advisable to enable the Company to comply with the Securities Act of 1933, and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with the Registration Statement on Form S-1 relating to the offering of the Company’s common stock, including specifically, but not limited to, power and authority to sign for us in our names in the capacities indicated below the registration statement and any and all amendments (including post-effective amendments) thereto; and we hereby approve, ratify and confirm all that said W. Dan Puckett shall do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated

Signature	Title	Date

/s/ W. Dan Puckett W. Dan Puckett	Chief Executive Officer and Chairman of the Board of Directors (Principal Executive Officer)	June 11, 2008

/s/ Carol W. Marsh Carol W. Marsh	Senior Vice President, Secretary and Chief Financial Officer (Principal Financial Officer)	June 11, 2008

/s/ David Duncan David Duncan	Controller (Principal Accounting Officer)	June 11, 2008

/s/ W. Flake Oakley, IV W. Flake Oakley, IV	President and Director	June 11, 2008

/s/ James C. Bowen James C. Bowen	Director	June 11, 2008

/s/ Harold B. Dunn Harold B. Dunn	Director	June 11, 2008

Signature	Title	Date

/s/ Stanley L. Graves Stanley L. Graves	Director	June 11, 2008

/s/ Charles K. McPherson Charles K. McPherson	Director	June 11, 2008

/s/ David W. Wood, II David W. Wood, II	Director	June 11, 2008

EXHIBIT INDEX

Number	Description

1.1	Engagement Letter between Keefe, Bruyette & Woods, Inc. and CapitalSouth Bancorp
23.2	Consent of KPMG LLP
24	Power of Attorney (set forth on signature page)